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                                                                     EXHIBIT 2.1

                      ASSET AND BUSINESS PURCHASE AGREEMENT

         AGREEMENT, dated December 28, 1995, between NEI/GTEL ENVIRONMENTAL LABORATORIES, INC. , a Delaware corporation ("Buyer"), and GTEL ENVIRONMENTAL LABORATORIES, INC., a Delaware corporation ("Seller").

         WHEREAS, Buyer is a wholly owned subsidiary of Nytest Environmental Inc., a Delaware corporation ("Buyer's Parent");

         WHEREAS, Seller is a wholly owned subsidiary of Groundwater Technology, Inc., a Delaware corporation ("Seller's Parent");

         WHEREAS, Seller conducts certain business operations at laboratories and offices in Milford, New Hampshire, Tampa, Florida and Wichita, Kansas, involving the testing of environmental samples (sometimes hereinafter referred to as the "Business");

         WHEREAS, Buyer desires to purchase from Seller substantially all of the assets and operations of the Business and is willing to assume certain liabilities and obligations in respect thereof which are specifically identified in this Agreement; and

         WHEREAS, Seller wishes to sell substantially all of the assets and the operations of the Business to Buyer, and transfer certain liabilities and obligations of Seller as specifically identified herein, all upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, the parties hereby agree as follows:

1.       PURCHASE AND SALE.

         1.1      Purchase and Sale of the Business Assets.

         On the terms and subject to the conditions herein set forth, at the Closing (as defined in Section 2.3 hereof), Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase from Seller and accept delivery of, all of Seller's right, title and interest in and to the Business as a going concern including the name "GTEL Environmental
Laboratories," and all variations and derivations thereof, but specifically excluding any reference to "Groundwater" or "GTI", and the following tangible, intangible, real, personal and mixed assets, properties and rights of every kind and description, wherever located, which constitute or are used by Seller in connection with the Business, other than the Excluded Assets (as defined in
Section 1.2 hereof), all as the same shall exist on the Closing Date (collectively the "Assets"):
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         (a)      all security deposits, prepaid items, unbilled costs and fees, of a type that was or should have been included in a balance sheet if it had been audited, and works in process other than those, if any, specifically identified as an Excluded Asset herein;

         (b) all reagents, bottles, glassware, laboratory supplies, spare parts, shipping materials, labels, packaging, samples and materials to be analyzed, stationery, purchase orders and other forms, labels, catalogs, brochures, art work, photographs and advertising material, wherever located, which are used or held for use or sale by the Business (collectively, "Inventory") except as expressly disclosed in
                  Section 3.11 of the Disclosure Schedule as being owned by a third party;

         (c) all furniture, fixtures, leasehold improvements (except to the extent such leasehold improvements are, pursuant to the terms of the relevant Lease (as defined in Section 3.12 or 3.15 below) the property of the lessor thereunder), machinery, equipment, computer hardware and software and office equipment owned or leased by Seller located at or provided to the Business, or otherwise identified in the disclosure schedule attached hereto and made a part hereof (the "Disclosure Schedule") (the "Equipment");

         (d) Seller's interest in and to all telephone, telecopier, electronic mail (but only to the extent such address is independent of addresses associated with Seller's Parent, defined below), internet address (but only to the extent such address is independent of addresses associated with Seller's Parent, defined below) and telex (if any) numbers and telephone and other directory listings utilized in connection with the Business to the extent assignable;

         (e) any and all formulae, trade secrets, patents, trademarks, trade names, inventions, computer software, technology, proprietary know-how, art work, designs, processes and other intellectual property now used by Seller in connection with the Business (collectively, "Intellectual Property");

         (f) to the extent assignable, all franchises, permits and licenses, registration, certificate of occupancy, contracts, agreements and commitments, customer lists, restrictive covenants, confidentiality obligations and similar obligations of present and former shareholders, officers and employees of Seller, and any of their predecessors;

         (g) all rights or choses in action arising out of occurrences before or after the Closing, including without limitation all rights under express or implied warranties relating to the Assets;


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         (h)      all assets and properties reflected on the Closing Balance
                  Sheet as defined in Section 2.6; and

         (i) all books, files, papers, engineering, sales, marketing and other studies, data and plans, records and other data of Seller, including but not limited to all personnel files, computer software and customer and supplier lists and other data bases, if any, relating to the foregoing;

it being the parties' intention that (x) all tangible, intangible, real, personal and mixed property, assets and rights considered by Seller to constitute part of the Business as an ongoing business, wherever located, except as expressly set forth in Sections 1.2 below, are to be conveyed to Buyer as part of the Assets, and (y) the Assets comprise all the business, properties, assets (however, employees, to the extent they could be considered assets, are not included as assets in this Section) and goodwill employed by the Seller and its affiliates in connection with the Business other than the Excluded Assets (as defined below).

         1.2      Excluded Assets.

         Notwithstanding the forgoing, it is agreed by the parties hereto that Seller is not selling, and Buyer is not purchasing, any of the following:

         (a) Seller's franchise as a corporation and any prepaid taxes or expenses or deferred charges in connection therewith and tax refund claims for the periods prior to Closing;

         (b)      Seller's minute books, corporate seals and stock books;

         (c) the consideration to be paid by Buyer to Seller and rights of Seller pursuant to this Agreement;

         (d) all cash and cash equivalents on hand and in bank accounts on and prior to the Closing Date;

         (e) all intercompany accounts between Seller and any of its Affiliates (as such term is defined herein), including, without limitation, Groundwater Technology, Inc. ("Seller's Parent");

         (f) the J.D. Edwards software used by Seller with respect to its financial information, except Buyer will be, to the extent possible and subject to the implementation of appropriate security measures, given a license to use such software for up to 180 days, at no cost to the Buyer;

         (g) all insurance policies maintained by Seller in respect of the Business;


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         (h)      all claims against third parties, known or unknown, for
                  refunds or otherwise in respect of events prior to the Closing;

         (i) all assets of Seller held under any "employee benefit plan" (as defined in Section 3(3) of ERISA (defined in Section 3.25 below) currently or heretofore maintained by Seller;

         (j) all assets of Seller located in Tempe, Arizona or Concord, California and not used as part of the Business (all of which assets are set forth on Schedule 1.2(j) hereof);

         (k) all assets sold to Columbia Analytical Services' Inc. pursuant to a Purchase Agreement and Bill of Sale dated as of November 8, 1995 and all claims and all payments made or to be made to Seller in connection therewith;

         (l) all accounts, notes and other receivables, and unbilled fees for services rendered by Seller prior to and on the Closing Date;

         (m) all payments in connection with the Business which are in transit, including but not limited to cash and cash equivalents; and

         (n)      the Wichita Property, defined below.

         1.3      Method of Conveyance.

         (a) The sale, transfer, conveyance, assignment and delivery by Seller of the Assets to Buyer in accordance with Section 1.1 hereof shall be effected on the Closing Date by Seller's execution and delivery of one or more bills of sale and other instruments of conveyance and transfer, substantially in the forms attached hereto as Exhibit A (the "Bill of Sale").

         (b) At the Closing Seller shall transfer, convey, assign and deliver to Buyer all of the Assets pursuant to this Agreement and the Bill of Sale free and clear of any and all liens, encumbrances, claims, rights of Seller or any third party, rights of redemption equities, and other restrictions of any kind or nature whatsoever (collectively, "Liens"), except for liens for current taxes not yet due and except as set forth in
                  Section 3.11(c) of the Disclosure Schedule, and subject only to those liabilities or obligations of Seller in respect of the Business to be specifically assumed by Buyer pursuant to
                  Section 1.4 and Section 2.4 hereof.

         (c) Buyer will pay all of the costs payable by reason of the purchase and sale of the Assets hereunder or Buyer's assumption of the Assumed Obligations and the Assumed Liabilities hereunder.


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         (d)      Seller covenants and agrees that in the event that either (i)
                  any of the Assets cannot be transferred or assigned by it without the consent of or notice to a third party and in respect of which any necessary consent or notice has not as of the Closing Date been given or obtained, or (ii) any Assets are non-assignable in their nature, Seller will use its reasonable best efforts to cause the beneficial interest in and to the same to in any event pass to the Buyer; and Seller covenants and agrees, on and after the Closing Date, (x) to use its reasonable best efforts to hold such Assets in trust for, and for the benefit of, the Buyer; (y) to continue, to use its reasonable best efforts, on and after the Closing Date, to obtain and to secure such consent and give such notice as may be required to effect a valid transfer or transfers of such Assets to the extent such consent reasonably can be obtained; provided, however, that, in the case of Leases to be transferred as part of the Assets, Seller shall continue, if such consent will not be obtained and/or until any such consent is received, as a party to each such Lease for the benefit of the Buyer, and Buyer shall perform Seller's post-Closing obligations under such Leases as specifically set forth in subleases between Seller and Buyer and hold Seller and its affiliates harmless with respect to such performance by Buyer and with respect to any post-Closing liability Seller or any of its affiliates may incur in connection with any such Lease subsequent to the Closing; and (z) to make or complete such transfer or transfers as soon as possible. Buyer and Buyer's Parent will execute such documents and take such actions, including the guaranty by Buyer's Parent of Buyer's obligations to landlords with respect to any real property leases.

         1.4      Assumed Obligations.

         (a) At the Closing, Buyer shall assume and shall, subject to all rights, against third parties, of offset, defenses, causes of action, counterclaims and claims of any nature that may be available to Buyer in respect of the Assumed Obligations, agree to satisfy and discharge, as the same shall become due, all of the liabilities and obligations of Seller (the "Assumed Obligations") under:

                  (i) the contracts, agreements and commitments of Seller which are specifically identified in Sections 3.12,
                           3.15 and 3.17(a), (b), (c) or (p) of the Disclosure Schedule and obligations to perform testing services in the ordinary course of business (the "Assumed Contracts") but only to the extent any such liabilities and obligations arise after the Closing and then only in respect of events and time periods occurring after the Closing, provided, however, Buyer shall not assume or agree to pay, discharge or perform:

                                    (A)      any liabilities or obligations
                                             arising exclusively in respect of a
                                             breach of the non-assignment
                                             provision of any Assumed Contract
                                             by virtue of the assignment of such


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                                             contract to Buyer hereunder, (but
                                             Buyer shall allow Seller to take
                                             all such steps as may be necessary
                                             to remedy any such breach);

                                    (B)      liabilities or obligations of the
                                             aforesaid character existing as of
                                             the Closing Date, and which under
                                             generally accepted accounting
                                             principles should have been accrued
                                             or reserved for on a balance sheet
                                             or the notes thereto as a liability
                                             or obligation, if and to the extent
                                             that the same were not accrued or
                                             reserved for on the Closing Balance
                                             Sheet;

                                    (C)      liabilities or obligations arising
                                             out of any breach by Seller of any
                                             provision of any agreement,
                                             contract, commitment or lease
                                             referred to in this Section
                                             1.4(a)(i), including but not
                                             limited to liabilities or
                                             obligations arising out of Seller's
                                             failure to perform any agreement,
                                             contract, commitment or lease in
                                             accordance with its terms prior to
                                             the Closing; or

                                    (D)      any liability of Seller to Seller's
                                             Parent or any of its affiliates.

                  (ii) all permits, registrations, and licenses which are being transferred to Buyer on the Closing Date, if and to the extent transferable, but only to the extent any such liabilities and obligations arise after the Closing and then only in respect of events and time periods occurring after the Closing; and

                  (iii) all of Seller's obligations under purchase orders or agreements entered into until the Closing to acquire goods and services solely in connection with the operation of the Business in the ordinary course and which are in existence as of the Closing (subject to the limit on capital expenditures set forth in
                           Section 3.10(j), below).

         (b) Buyer agrees to execute and deliver to Seller: (i) the Assignment and Assumption Agreement (the "Assignment and Assumption Agreement"), substantially in the form of Exhibit B1 hereto, to evidence Buyer's assumption of the Assumed Obligations and the Assumed Liabilities (as such term is defined in Section 2.4 below); and (ii) Assignment and Assumption Agreements substantially in the form annexed hereto as Exhibit B2, related to the Leased Properties in Tampa, FL, Milford, NH and Atlanta, GA, defined in Section 3.12 (c), below.

         1.5      Excluded Obligations.


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         Buyer shall not assume or be responsible for any liability, obligation, debt or commitment of Seller, other than the Assumed Obligations and the Assumed Liabilities, which liabilities, obligations, debts and commitments not so assumed (the "Excluded Obligations") shall include and not be limited to liabilities, obligations, debts or commitments, absolute or contingent, whenever the same may arise:

         (a)      as set forth in Section 2.4(u) through (z) below;

         (b) which arise or are asserted by operation of any law, including but not limited to any liability (other than an Assumed Obligation or Assumed Liability) which may be sought to be imposed on Buyer as successor to any part of Seller's Business, or otherwise, by reason of any event (including but not limited to the provision of services by Seller prior to the Closing), act or omission, injury or transaction which shall have occurred or failed to have occurred, whether by reason of the operation of the Business or otherwise, prior to the Closing;

         (c) to issue or purchase or make any payment in respect of any shares of capital stock or any other security of Seller or any of its affiliates;

         (d) except as otherwise expressly provided herein, including, without limitation in Section 2.4 hereof, which arises prior to Closing or is otherwise incurred in respect of any event which occurs prior to the Closing, whether under any of Seller's contracts which are assumed by Buyer or otherwise;

         (e)      relating in any way to any of Seller's affiliates;

         (f)      which did not arise in the Business;

         (g) except as provided in Section 2.4(b) and subject to Section 7.11(c) in respect of any of Seller's employee policies (whether set forth in any of Seller's employee handbooks, policies or otherwise) and benefit plans (including but not limited to the Employee Benefit Plans (as that term is defined in Section 3.25 of the Disclosure Schedule));

         (h) for any deficit in Seller's unemployment compensation obligations in respect of Seller's employees prior to the Closing;

         (i) to any of Seller's employees in respect of any matter prior to Closing, whether self-insured by Seller or otherwise, and including but not limited to worker's compensation and medical claims;

         (j)      to any of Seller's retired employees;

         (k)      for any liability in respect of Seller's operations;


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         (l)      in respect of any express or implied representation, warranty or guarantee made in connection with any of Seller's services or operations (except as provided in Section 7.15 below), or which are or may be imposed by operation of law in respect of any operations prior to the Closing; and

         (m) any liability, whenever the same may arise, in respect of any pricing, profit limitation or other regulation applicable to government contracts, if any, of Seller for all periods prior to Closing.

         Without limiting the generality of the foregoing, Buyer shall, notwithstanding Seller's disclosure of any matter in this Agreement, or Seller's failure to disclose any matter in this Agreement whether or not Seller shall have been required to make any such disclosure, under no circumstances be deemed to have assumed any debt, liability or obligation of Seller not expressly assumed in Section 1.4 above or in Section 2.4 below.

2.       PURCHASE PRICE AND CLOSING.

         2.1      Purchase Price.

         The purchase price (the "Purchase Price") for the Assets to be sold, transferred, conveyed, assigned and delivered by Seller to Buyer pursuant to this Agreement shall be:

         (a)      $3,392,000;

         (b) decreased by the amount by which normal depreciation between the date of the July Balance Sheet and the date of the Closing Balance Sheet has decreased net property, plant and equipment included in the Assets shown on the Closing Balance Sheet below $2,802,000 and increased by amount of capital expenditures (up to a maximum increase of $275,000) made by Seller during the same period; and

         (c) increased or decreased, as the case may be, by the amount that the "Other Current Assets" as set forth on the Closing Balance Sheet is greater than or less than $297,000.

         2.2      Payment of Purchase Price.

         Subject to Section 2.5 below, on the Closing Date, the Buyer shall pay to Seller on account of the purchase price:

         (a) the amount of $1.0 million (the "Cash Closing Payment"), including a $100,000 deposit transferred to Seller on December 19, 1995 payable by wire transfer of


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                  immediately payable funds to such account as Seller shall
                  designate (the "Closing Cash Payment");

         (b) the Buyer will issue to Seller a secured convertible note in the form annexed hereto as Exhibit D (the "Note") in the principal amount of $1.292 million; and

         (c) the Buyer will assume the liabilities described as being assumed by Buyer in Section 2.4, below.

         2.3      Closing.

         The closing of the transactions provided for in this Agreement (the "Closing") shall take place at the offices of Buyer on December 28, 1995, but no later than 10:00 a.m., New York time on December 29, 1995 to be effective as of December 31, 1995. The date on which the Closing is to be effective is herein referred to as the "Closing Date." The Closing shall be deemed to have occurred at 11:59 P.M. on the Closing Date.

         2.4      Assumption of Liabilities.

         At the Closing hereunder and except as otherwise specifically provided in this Section 2.4, Buyer shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Seller (the "Assumed Liabilities").

         (a) all liabilities and obligations of Seller arising in the regular and ordinary course of the Business to the extent that the same remain unpaid and undischarged on the Closing Date and are accrued or reserved for on the Closing Balance Sheet.

         (b) all liabilities for accrued vacation pay for all employees of the Business as of the Closing Date to the extent such liabilities are accrued or reserved for on the Closing Balance Sheet.

         In no event, however, shall Buyer assume or incur any liability or obligation under this Section 2.4 or otherwise in respect of any of the following:

         (u)      any undisclosed liability;

         (v) except as otherwise expressly provided in Section 1.4 herein, any product liability or claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of Seller on or prior to the Closing, including without limitation any claim relating


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                  to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income;

         (w) any federal, state, local or foreign taxes, including, but not limited to income, franchise, sales and use taxes, and penalties and interest as a result of Seller to qualify or become authorized to do business as a foreign corporation in any jurisdiction (i) payable with respect to the business, assets, properties or operations of Seller or any member of any affiliated group of which it is a member for any period prior to the Closing Date, or (ii) incident to or arising as a consequence of the negotiation or consummation by Seller or any member of any affiliated group of which it is a member of this Agreement and the transactions contemplated hereby;

         (x) any liability or obligation under or in connection with Excluded Assets under Section 1.2;

         (y) except as otherwise expressly provided in this Agreement, any liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of Seller, whether or not employed by Buyer after the Closing, or under any compensation or benefit arrangement with respect thereto; or

         (z) except as otherwise expressly provided in this Agreement, any liability or obligation of Seller arising or incurred in connection with, or incident to, the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants and other experts.

         2.5      Closing Adjustment to Closing Cash Payment.

         At Closing, on the basis of the best estimates and data then available, but in no event on information older than the unaudited balance sheet of Seller as of November 30, 1995, the parties will analyze the financial position of Seller for the purposes of adjusting the Purchase Price by increasing or decreasing the principal amount of the Note in the manner set forth below:

         (a) by the amount by which the Assumed Liabilities by Buyer are less than or exceed $1.1 million.

         (b) by the amount by which normal depreciation between July 28, 1995 and the Closing Date has decreased net property, plant and equipment included in the assets below $2,802,000 and increased by amount of capital expenditures (up to a maximum increase of $275,000) made by Seller during the same period; and

         (c) by the amount that Other Current Assets is greater than or less than $297,000.


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         2.6      Closing Financial Statements.

         Not later than 30 days after the Closing Date, Seller shall prepare a balance sheet of the Business at the Closing Date ("Closing Balance Sheet") in accordance with generally accepted accounting principles. Such balance sheet shall specifically identify all assets reflected thereon which are not included in the Assets and all liabilities reflected thereon which are not assumed by Buyer hereunder.

         Seller shall cause Coopers & Lybrand, its independent accountants ("Seller's Auditors"), to perform the procedures set forth on Schedule 2.6 and to issue, as soon as practicable but in any event not later than 45 days after the Closing Date, its report to Seller and Buyer to the effect that such balance sheet presents fairly the financial position of the Business as of the Closing Date, in conformity with generally accepted accounting principles. Such report shall also include a detailed schedule setting forth the calculation of the amounts described in Section 2.1 hereof and the Purchase Price and statement to the effect that the Purchase Price was calculated in accordance with the provisions of this Agreement. In performing the foregoing procedures and rendering the foregoing report, Seller's Auditors shall consult with Cornick, Garber & Sandler, L.L.P., Buyers independent accountants ("Buyer's Auditors"), and permit Buyer's Auditors at the earliest practicable date to review the report of Seller's Auditors, including all work papers, schedules and calculations related thereto, prior to the issuance thereof. Buyer's Auditors shall commence its review of said work papers, schedules and calculations as soon as practicable after Seller's Auditors has completed the field work phase of its procedures, but such review shall not prevent Seller's auditors from issuing their report.

         Any dispute which may arise between Seller and Buyer as to the Closing Balance Sheet shall be resolved in the following manner:

         (a) Buyer, if it disputes the Closing Balance Sheet or its effect on the Purchase Price, shall notify Seller in writing within 15 days after the issuance of the Closing Balance Sheet that Buyer disputes the Closing Balance Sheet or its effect on the Purchase Price; such notice shall specify in reasonable detail the nature of the dispute;

         (b) during the 15 day period following the date of such notice Seller and Buyer shall attempt to resolve such dispute and to determine the appropriateness of the Closing Balance Sheet and the effect on the Purchase Price; and

         (c) if at the end of the 15 day period specified in subsection (b) above, Seller and Buyer shall have failed to reach a written agreement with respect to such dispute, the matter shall be referred to, Arthur Anderson & Co., independent certified public accounts (the "Arbitrator"), which shall act as an arbitrator and shall issue its report as to the items in dispute within thirty (30) days after such dispute is


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                  referred to the Arbitrator. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne in such proportion as the Arbitrator shall decide based upon the merits of the dispute. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.

         References in this Agreement to the Closing Balance Sheet shall mean the balance sheet of the Business at the Closing Date, prepared and reported upon as described in this Section 2.6.

         After the amounts in the Closing Balance Sheet are finally determined pursuant to this Section 2.6 (the date of such final determination hereinafter referred to as the "Adjustment Date"), any adjustment required to be made to the Purchase Price, as adjusted pursuant to Section 2.1 above, as a result of the amounts set forth in the Closing Balance Sheet, shall be made in the same manner as set forth in Section 2.5 above.

         If the Note is required to be adjusted within fifteen days of the Adjustment Date, but effective on the Adjustment Date, Seller shall deliver the Note to Buyer, and Buyer shall deliver to Seller a new convertible promissory note, identical to the Note except for the making of an appropriate adjustment to the principal amount thereunder.

         2.7      Bulk Sales Laws.

         Buyer and Seller each waive compliance with the Bulk Sales Laws of the States of New Hampshire, Florida and Kansas.

         2.8      Allocation of Purchase Price.

         The consideration for the Assets will be allocated consistent with the allocation set forth on Schedule 2.8 hereto. It is agreed that such an allocation is fair to both parties and that it will be used as the basis for reporting this transaction for all tax purposes (subject to Purchase Price adjustments, if any). Each party hereto agrees to prepare its federal and state income tax returns for all current and future tax reporting periods and file Form 8594 (and corresponding state forms) with respect to the transfer of the Assets to Buyer in a manner consistent with such allocation. The allocation of the Purchase Price shall in no event limit the liability of Seller to Buyer with respect to damages, liabilities or expenses incurred by Buyer with respect to any breach of Seller's representations, warranties, covenants or agreements set forth herein..


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3.       REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller hereby represents and warrants to Buyer as follows:

         3.1      Corporate Organization.

         (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to carry on the Business as the same is now being conducted and to own, lease and operate it's properties and assets in the places where such business is now conducted and where such properties and assets are now owned, leased or operated.

         (b) Seller is duly qualified or licensed to do business as a foreign corporation in good standing only in the jurisdictions set forth in Section 3.1(b) of the Disclosure Schedule. There are no jurisdictions where Seller is not qualified to do business where the failure to so qualify would have a material adverse effect on the Business.

         (c) Except as set forth in Section 3.1(c) of the Disclosure Schedule, Seller neither owns nor leases any property, and does not employ any person or maintain any agent, with respect to the Business, outside of the jurisdictions set forth in
                  Section 3.1(b) of the Disclosure Schedule.

         3.2      Authorization.

         (a) Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby; (b) Seller has taken all necessary corporate action required by law or otherwise to be taken by Seller to authorize Seller's execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby; and (c) this Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of and upon Seller enforceable against Seller in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity.

         3.3      No Violation.

         Except for the required consents of third parties identified in Sections 3.12 and 3.15 of the Disclosure Schedule, and except as set forth in
Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or the by-laws of Seller, or be in conflict with, or constitute a material default (or an event which, with or without notice, lapse of time or both, would constitute a material default) under, or result in the termination or invalidity of, or accelerate the performance required by, or cause the acceleration of the maturity of any of the Assumed Obligations, or result in the creation or imposition of any security interest, lien or other encumbrance upon any of the Assets under any agreement or commitment to be assumed by Buyer pursuant to this Agreement to which Seller is a party or by which Seller is bound or to which any of the Assets is subject, or violate any statute or law or any judgment, decree, order, regulation or rule of any domestic or (to the knowledge of Seller) foreign court or domestic or (to the knowledge of Seller) foreign government authority applicable to Seller, or any of the Assets. For purposes of this Agreement, "to Seller's knowledge," "to the best of Seller's knowledge, " or any similar formulation thereof shall mean to the actual knowledge of any of the current: (i) laboratory directors of Seller,
(ii) personnel and human resource managers of Seller or Seller's Parent, (iii) quality assurance and/or quality control directors of Seller, (iv) hazardous material directors of Seller, or (v) officers and directors of Seller or Seller's Parent.

         3.4      Brokers and Finders.

         Except for Tyone Partners (to whom only Seller is liable for fees, commissions and expenses), no person has been authorized by Seller, or by anyone acting on behalf of Seller or any of its officers, directors, employees or trustees, to act as a broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement in such manner as to give rise to any valid claim against Buyer or Seller for any broker's or finder's fee or commission or similar type of compensation.

         3.5      Financial Statements.

         (a) Section 3.5(a) of the Disclosure Schedule sets forth the following unaudited financial information (the "Financial Information"):

                  (i) Internal, unaudited balance sheet of Seller as of April 29, 1995 and internal unaudited income statements of Seller for each of the two years ended April 29, 1995 on a historical basis giving effect to all operations and costs in existence at the time, including overhead allocations from the Seller's Parent, and internal, unaudited balance sheet of Seller as of April 29, 1995 (the "April Pro Forma Balance Sheet") and internal, unaudited income statements for each of the two years ended April 29, 1995 on a pro forma basis giving effect solely to the operations of Seller at its facilities in Milford, New Hampshire, Tampa, Florida and Wichita, Kansas, excluding all overhead allocations from the Seller's Parent and excluding the assets described in Section 1.2(j) and (k) above.

                  (ii) internal, unaudited balance sheets of Seller as of October 28, 1995 and as of July 28, 1995, adjusted to reflect the assets and liabilities of the Business and after giving effect to the disposition or exclusion, as appropriate, of the Excluded Assets (the "July and October Pro Forma Balance Sheets");

                  (iii) internal, unaudited statements of income and cash flows (prepared in a format previously agreed to by the parties hereto), of Seller for each of the fiscal quarters ended July 28, 1995 and October 28, 1995 on a historical basis giving effect to all operations and costs in existence at the time including overhead allocations from the Seller's Parent, and internal, unaudited statements of income and cash flows (prepared in a format previously agreed to by the parties hereto), of Seller for each of the fiscal quarters ended July 28, 1995 and October 28, 1995 on a pro forma basis giving effect solely to the operations of Seller at its facilities in Milford, New Hampshire, Tampa, Florida and Wichita, Kansas, and giving effect to all headcount reductions as of October 28, 1995 as if they had occurred at the beginning of the periods, excluding all overhead allocations from the Seller's Parent. The pro forma adjustments reflecting the headcount reductions and the overhead allocations are either set forth on the statements or on a schedule annexed to such statements.

         (b) The Financial Information was compiled from Seller's internal management reports in the ordinary course of Seller's business, which is not consistent in all circumstances with generally accepted accounting principals. The amounts with respect to property, plant and equipment of the Business set forth in the April, July and October Pro Forma Balance Sheets, fairly present, in all material respects, such information as of the dates referred to therein, and the revenues and gross margins excluding overhead allocation (after giving effect to the headcount reductions described above) of the Business set forth in the April, July and October Pro Forma Income Statements fairly present, in all material respects, such information for the periods referred to therein. The estimates described in subparagraph 3.5(a)(iii) above have been made in good faith.

         (c) Since July 28, 1995, Seller has kept its financial records in a manner consistent with its practices at the time and during the periods reflected in clauses (ii) and (iii) of paragraph
                  (a) above without change, in any material respect, of policy or procedure, as to nature of item, amount or otherwise.

         (d) The aggregate dollar amount of the net property, plant and equipment included in the July Pro Forma Balance Sheet does not exceed the cost of such property, plant and equipment to Seller, less any previous write-downs and less depreciation, and the value thereof has not been written up.

         3.6      Records and Books of Account; Accounting Practices.

         The records and books of account of Seller have been regularly kept and maintained in reasonable detail and accurately and fairly reflect the transactions and asset dispositions of the Seller. The Seller also maintains an adequate system of internal controls.

         3.7      No Undisclosed Liabilities.

         (a) As of October 28, 1995, except as set forth in Section 3.7 of the Disclosure Schedule, Seller did not have any material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which were not fully disclosed or reserved against in the October Pro Forma Balance Sheet, and the reserves reflected in the October Pro Forma Balance Sheet were adequate, appropriate, and reasonable as to both nature of items and amounts.

         (b) Except as set forth in Section 3.7 of the Disclosure Schedule, since October 28, 1995, Seller has not incurred any material liabilities (contingent or otherwise) except in the ordinary and usual course of business and consistent with past practices.

         3.8      Reserved.

         3.9      Inventory.

         Except as set forth in Section 3.9 of the Disclosure Schedule, (a) all material items of the Inventory have been acquired in the ordinary and usual course of business; (b) all material items of the Inventory are of a quality and quantity usable in the ordinary and usual course of business; and (c) the quantities of each type of Inventory are not materially excessive, but are reasonable, adequate and appropriate.

         3.10     Interim Operations.

         Except as set forth in Section 3.10 of the Disclosure Schedule, since April 29, 1995 Seller has conducted the Business only in the ordinary and usual course consistent with past practices. Without limiting the generality of the foregoing, except as set forth in Section 3.10 of the Disclosure Schedule, Seller has not with respect to the Business, since April 29, 1995:

         (a) suffered any material adverse change in the Assets, or suffered any material damage, destruction or loss, whether or not covered by insurance, in either case materially affecting the business, assets or properties of the Seller;

         (b) agreed to, or incurred, assumed or become subject to, any liabilities or obligations for returns or allowances, other than in the ordinary and usual course of business and materially consistent in nature of item and amount with past practice, or increased, or experienced any change in any assumption underlying, or methods of calculating, any bad debt, contingency or other reserve (except for any such reserve expressly set forth in the July and October Pro Forma Balance Sheets);

         (c) paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities and obligations reflected or reserved against in the April 29 Statements, July Pro Forma Balance Sheet or October Pro Forma Balance Sheet, or incurred in the ordinary and usual course of business consistent with past practices;

         (d) prepaid any obligation having a fixed maturity of more than 90 (ninety) days from the date such obligation was issued or incurred, or not paid, within 30 days of when due, any account payable, or sought the extension of the payment date of any material account payable, other than any account payable which was (until paid) or is being contested in good faith;

         (e) subjected any of the Assets, or, to the best of Seller's knowledge, permitted or allowed any of the Assets to be subjected, to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due;

         (f) waived any claims or rights of substantial value under any of the Assumed Contracts or otherwise in connection with any of the Assets;

         (g) except for the disposition referred to in Section 1.2(k) above, sold, transferred, licensed or otherwise disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible) that, but for such sale, transfer or other disposition, would have been included in the Assets, except in a bona fide transaction to an unaffiliated third party for fair value and in the ordinary and usual course of business and consistent with past practice (the exceptions hereto listed in Section 3.10 of the Disclosure Schedule show date of disposition, identity of transferee, amount received and book value);

         (h) disposed of, licensed or permitted to lapse any rights to the use of any patent, trademark, trade name or copyright used in the conduct of the Business, or, to Seller's knowledge, disposed of or disclosed, or permitted to be disclosed (except as necessary in the conduct of its business), to any person other than representatives or agents of Buyer, any trade secret, formula, process, know-how or similar information not theretofore a matter of public knowledge;

         (i) granted or committed to make any material increase in any compensation, bonus, pension, profit-sharing or other benefit plan or commitment of any employee of Seller;

         (j) since July 28, 1995, made any capital expenditures or binding commitments to be assumed by Buyer or to which any of the Assets may be or become subject, in excess of $5,000 in any one case or $275,000 in the aggregate, for repairs or additions to property, plant, equipment or tangible assets;

         (k) paid, loaned or advanced any amount to, or sold, transferred or leased property or asset (real, personal, mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of Seller's, or Seller's Parents, officers, employees, directors, stockholders or any "affiliate" or "associate" (as such terms are defined in Rule 405 under the Securities Act of 1933, as amended) or any immediate or extended family member (up to and including first cousins) of any of such persons (collectively, the "Significant Persons" and, individually, a ("Significant Person"), except for compensation to such persons expressly disclosed in Section 3.28 of the Disclosure Section, except for purchase orders and working capital advances from Seller's Parent;

         (l)      made any change in any method of accounting;

         (m) changed any of the banking or safe deposit arrangements comprising part of the Assets;

         (n) failed to maintain the books, accounts and records of the Seller in the usual, regular and ordinary manner; or

         (o) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

         3.11     Title to Assets; Encumbrances.

         (a) Section 3.11(a) of the Disclosure Schedule contains an accurate and complete list (the "Equipment List") of all of the Equipment and interests therein owned by Seller on the date hereof and such list includes all of the Equipment owned by Seller reflected in the July Pro Forma Balance Sheet or acquired after July 28, 1995 (except to the extent disposed of to an unaffiliated third party in a bona fide transaction, for fair value, in the ordinary and usual course of business and consistent with past practice, and except as contemplated by
                  Section 3.10(g)) having an original cost in excess of $500.00. All of such properties are and will be included in the Assets.
                  Section 3.11(a) of the Disclosure Schedule also contains a list of all property in the possession of Seller on the date hereof which is owned by any government agency or other third party.

         (b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, Seller has good and valid title to all of the Assets. The Assets comprise all of the business, properties, assets (however, employees, to the extent that they could be considered assets, are not included as assets in this Section) and goodwill employed by Seller and its affiliates in connection with the Business except the Excluded Assets.

         (c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, all Assets (excluding Assets that are described in Section 3.12(c) or Section 3.11(a) of the Disclosure Schedule as leased Assets or Assets owned by third parties) are owned by Seller free and clear of all title defects or objections, liens, claims, charges, rights of others, security interests or other encumbrances of any nature whatsoever, including without limitation, any leases, escrows, options, security or other deposits, rights of redemption, chattel mortgages, conditional sales contracts, Liens, collateral security arrangements and other title or interest retention arrangements, except for liens for current taxes not yet due.

         (d) Except as set forth in Section 3.11(d) of the Disclosure Schedule and the Excluded Assets, the Assets include all rights, properties and other assets (however, employees, to the extent that they could be considered assets, are not included as assets in this Section) necessary to conduct and to continue to conduct the Business after the Closing (assuming Buyer conducts the Business in the same manner as Seller) in the same manner as the Business has since April 29, 1995 been and is now being conducted except for licenses and permits which Buyer may be required to obtain in its own name, and except that the transfer of certain of the Assets and Leases requires the consent of those third parties required to be identified pursuant to Section 3.3 above.

         (e) Except as set forth in Section 3.11(e) of the Disclosure Schedule, Seller does not, own, lease or use in the Business any machinery and equipment which is not located at Real Property described in Section 3.12.

         3.12     Real Property.

         (a) Real Property Defined. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are owned or leased by Seller and used in connection with the Business or included in the Assets are listed in Section 3.12(a) or Section 3.12(c) of the Disclosure Schedule (the "Real Property").

         (b)      Reserved.

         (c) Leased Real Property. With respect to the Real Property that is leased by Seller, all of which property is identified in
                  Section 3.12(c) of the Disclosure Schedule

                  (the "Leased Property") (but which, for the purposes of subsections through (k) hereof shall relate only to the Tampa and Milford leases):

                  (i) Seller has delivered to Buyer a true and complete copy of every lease and sublease to which Seller is a tenant or subtenant (the "Leases"), and has described each Lease in Section 3.12 (c) of the Disclosure Schedule by listing the name of the landlord or sublandlord, the address of the leased premises, the commencement and expiration dates of the current term, the security deposited by Seller with the landlord or sublandlord, if any, and the monthly rental (including base and all additional rents).

                  (ii) each Lease is, and at Closing shall be, in full force and effect and has not been assigned, modified, supplemented or amended except as listed on the Disclosure Schedule, and neither Seller nor, to Seller's knowledge, the landlord or sublandlord under any Lease is in default under any of the Leases, and to Seller's knowledge, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease; and

                  (iii) subject to Section 1.3(d) above, at Closing Seller shall assign to the Buyer all right, title and interest of Seller in and to all Leases (and shall deliver to Buyer original copies of all consents required for such assignments) and all security deposits made by Seller pursuant to any of the Leases, including, but not limited to, the security deposits listed on the Disclosure Schedule, together with all interest earned on such deposits.

          (d) Utility Services. With respect to the Wichita Property and, to Seller's knowledge with respect to the Leased Property, the water, electric, gas and sewer utility services and the septic tank and storm drainage facilities currently available are adequate for the present use of the Real Property by Seller in conducting the Business, Seller has not experienced any material shortage in any such service in the last three years, are not being appropriated by Seller but rather are being supplied to Seller by utility companies or municipalities pursuant to valid and enforceable contracts, and there is no condition which will result in the termination of the present access from the Real Property to such utility services and other facilities. To the knowledge of Seller, without having made any independent investigation, no curtailment of any such utility services is proposed by any provider of any of such services.

         (e) Access. With respect to the Wichita Property and, to Seller's knowledge, with respect to the Leased Property, Seller has obtained all Authorizations and rights-of-way, including proof-of-dedication, which are necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Property; and there are no restrictions on entrance to or exit from the Real Property to adjacent public streets and to Seller's knowledge no conditions which will result in the termination of the present access from the Real Property to existing highways and roads.

         (f) Assessments or Hazards. Seller has received no written notices, nor, to Seller's knowledge, any oral notice, from any governmental body, that the assessed value of the Wichita Property has been determined to be greater than that upon which county, township or school tax was paid for the current tax year applicable to each such tax, or from any insurance carrier of Seller of fire hazards with respect to the Real Property.

         (g) Eminent Domain. Seller has received no written notices, nor, to Seller's knowledge, any oral notice, and has no actual knowledge, that any governmental body having the power of eminent domain over the Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

         (h) No Violations. The Real Property and the present uses thereof comply with all Regulations of all governmental bodies having jurisdiction over the Wichita Property and, to Seller's knowledge, the Leased Properties, and Seller has received no written notices, nor, to Seller's knowledge, any oral notice, from any governmental body, and has no actual knowledge, that the Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate any Regulations of any governmental body having jurisdiction over the Real Property.

         (i) Improvements. The improvements located on the Real Property are in good condition and are, to Seller's knowledge, structurally sound, and all mechanical and other systems located therein are in good operating condition, subject to normal wear, and no condition exists requiring material repairs, alterations or corrections.

         (j) No Encumbrances. Between the date of this Agreement and the Closing Date Seller shall not sell, mortgage or encumber the Real Property, or do or permit any act which diminishes title to or value of the Real Property.

         (k) Public Improvements. No work for municipal improvements that would have a material adverse effect on the Business has been commenced on or in connection with the Real Property or any street adjacent thereto. No assessment for public improvements has been made against the Wichita Property or, to Seller's knowledge, the Leased Properties which remains unpaid. No notice from any county, township or other governmental body has been served upon the Real Property or received by Seller since January 1, 1993 requiring or calling attention to the need for any work, repair, construction, alteration or installation on or in connection with the Real Property which has not been complied with.

         (l) Executory Contracts. Set forth in Section 3.12(1) of the Disclosure Schedule is a list of all executory contracts currently in effect made by or on behalf of Seller, or by which Seller is bound, with respect to the Real Property ("Executory Contracts") including, without limitation, operation, management, maintenance, utility, and construction contracts. At Closing Seller shall deliver to the Buyer a true and complete copy (the original execution copy, if available) of each of the Executory Contracts.

         3.13     Laboratory and Equipment; Waste Handling.

         (a) Except as set forth in Section 3.13 of the Disclosure Schedule, (i) the laboratory equipment included in the Assets is, to Seller's knowledge, structurally sound and with no material defects (for purposes of this Section 3.13(a) "material" shall mean defects that would cost in excess of $2,500 to remedy in any one instance) and (ii) all material items and pieces of Equipment are in good operating condition on the date hereof, are used in the ordinary course of the Business, are suitable for the uses to which they are put by the Seller, and are adequate in the aggregate to conduct the Business as presently conducted, subject to normal maintenance requirements and reasonable wear and tear.

         (b) Except as set forth in Section 3.13 of the Disclosure Schedule, there are no outstanding requirements or recommendations which have been communicated to Seller in writing during the past two years and Seller has no knowledge of any insurance company which has issued a policy covering any part of any of the properties, plants, structures or equipment included in the Assets, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending that any repairs or work be done on any part of such properties, plants, structures or equipment.

         (c) Except as set forth in Section 3.13 of the Disclosure Schedule, all material obligations to contractors, subcontractors and suppliers of labor and materials to Seller's laboratories in connection with any construction or renovation of any structures or improvements thereon have been paid in full, and there are no known pending disputes with any such contractors, subcontractors or suppliers.

         3.14     Patents, Copyrights, Trademarks, Trade Names and Licenses.

         (a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, there are no (i) patents held or used by Seller, or reissues, divisions, continuations, and extensions thereof, or pending patent applications by Seller which are or were, within the past three (3) years, for or intended to be for Seller's benefit; (ii) registered or unregistered trademarks or service marks of or used by Seller or pending applications for registration of trademarks which are or were, within the past three (3) years, intended to be used by or for the benefit of Seller; or (iii) registered copyrights of or used by Seller, or applications for registration of copyrights that are or were, within the past three (3) years, intended to be used by or for the benefit of Seller ("Intellectual Property").

         (b) Except as set forth in Section 3.14(b) of the Disclosure Schedule, there are no licenses (whether as licensor, licensee or otherwise) or other contracts or commitments to which Seller is a party or to which it or any of its assets is otherwise subject relating to any of the Intellectual Property.

         (c)      Except as set forth in Section 3.14(c) of the Disclosure
                  Schedule: (i) during the past three (3) years no claims have been asserted by any person against or otherwise in respect of the use by Seller of any of the Intellectual Property, or challenging or questioning the validity or effectiveness of any license or agreement referred to in this Section 3.14, and, to the knowledge of Seller, there is no valid basis for any such claim; (ii) during the past three (3) years Seller has not received notice of any allegation that it has infringed upon any patent, trademark, service mark, trade name or copyright or misappropriated or misused any invention, trade secret or other proprietary information of any other person entitled to legal protection; (iii) during the past three (3) years Seller has not asserted any claim of such infringement, misappropriation or misuse against any person;
                  (iv) Seller has good and valid title to, or otherwise possesses adequate rights to use all patents, trademarks, service marks, trade names, copyrights, inventions, trade secrets and other proprietary information necessary to conduct its business in the same manner as its business has been conducted since January 1, 1993; and (v) no shareholder, officer, director or employee of Seller or affiliates of any of the foregoing owns or has any interest in any of the Intellectual Property.

         3.15     Personal Property Leases.

         (a) Section 3.15 of the Disclosure Schedule sets forth a complete and accurate list of all personal property leases, subleases, concessions, licenses, conditional sales agreements or other title retention agreements (collectively, the "Personal Property Leases" and individually a "Personal Property Lease") to which Seller is a party, as lessor, lessee, licensor or licensee.

         (b) Except as set forth in Section 3.15 of the Disclosure Schedule, (i) each of the Personal Property Leases is valid, binding and enforceable in accordance with its terms, and is in full force and effect; (ii) there are no existing defaults on the part of Seller and, to the best knowledge of the Seller, any other party, under any Personal Property Lease and to Seller's knowledge, no event of default under any such Personal Property Lease has occurred and is continuing which (whether with or without the giving of notice, lapse of time or both, or the happening of any other event) would constitute a default under such Personal Property Lease; (iii) each such Personal Property Lease will, subject to obtaining any consent listed in Section 3.15 of the Disclosure Schedule, continue to be in full force and effect on the same terms and conditions immediately after the Closing without the need for any action on the part of Buyer except for Buyer's performance of the Assumed Obligations and the execution of documents and instruments in connections with such assignment; (iv) each such Personal Property Lease reflects the complete understanding among the parties thereto in connection with the subject matter thereof; and (v) accurate and complete copies of each such Personal Property Lease including all amendments thereto, have been delivered or will be delivered to Buyer at or prior to the Closing.

         (c) Except as set forth in Section 3.15 of the Disclosure Schedule, Seller's interest in each of the Personal Property Leases (i) is free and clear of all Liens (other than any created by Buyer) and (ii) are not, in the case of real property, except as set forth in Section 3.15 of the Disclosure Schedule or in the Personal Property Leases, subject to any rights of way, building use restrictions, exceptions, variances, easements (recorded or unrecorded), rights of redemption, reservations or limitations of any nature whatsoever of which Seller has knowledge which may materially and adversely interfere with Buyer's use thereof in a manner substantially consistent with Seller's use thereof prior to Closing.

         3.16     Taxes.

         (a) For any and all periods still open or subject to audit, Seller or its predecessors have duly filed all tax reports and returns (including information returns) required to be filed by it or any of its predecessors relating to or covering the Business and each of such reports and returns were true, correct and complete.

         (b) For any and all periods still open or subject to audit, Seller has duly paid all taxes and other charges due or claimed to be due or shown on any return or declaration to be due from it to any federal, state, local or foreign taxing authority (including, without limitation, those due in respect of properties, income, franchises, licenses, sales and payrolls); and there are no tax liens upon any of the Assets except liens for current taxes not yet due.

         (c) For any and all periods still open or subject to audit, all taxes and other assessments and levies required to be withheld by Seller from customers with respect to the provision of services, or from or on behalf of employees for income, social security, unemployment insurance and any other taxes or similar charges have been collected or withheld and either paid to the appropriate government agency or properly set aside and held in accounts for such purpose.

         3.17     Contracts and Commitments.

         Except as set forth in Section 3.17 of the Disclosure Schedule:

         (a) Seller is not a party to or bound by any written or binding oral agreements, contracts or commitments, which are material to the Business, Seller's operations or prospects (for purposes of this Section 3.17(a), an agreement, contract or binding commitment shall be deemed to be material if it (i) shall call for the expenditure of $1,000 or more in any 12-month period, or (ii) shall not be terminable according to its terms without liability on not more than 30 days' notice);

         (b) no purchase contract, contract for the performance of services or other written or oral binding bid or commitment of Seller
                  (i) continues for a period of more than three (3) months from the date hereof and is not terminable by Seller according to its terms without liability on not more than 30 days' notice;
                  (ii) is in excess of the normal, ordinary and usual requirements of the Business; (iii) is with any Affiliate of Seller; (iv) has been prepaid in whole or part; and/or (v) has had any delivery thereunder requested to be delayed to a date past the Closing Date;

         (c) Seller is not a party to or bound by any contracts, agreement or arrangements: (i) with any federal, state, local or foreign government, or any governmental or quasi-governmental agency, board, bureau, authority or commission, or any utility company except for customer contracts entered into in the ordinary course of business, (ii) with any charitable organization,
                  (iii) with any officer or director of the Seller or any Affiliate of the Seller or members of the immediate family of the foregoing (a "Related Person") or (iv) providing for the payment of any bonus or commission, whether based on sales or earnings or otherwise;

         (d) Seller is not a party to or otherwise bound by any written or binding oral (i) employment agreements, (ii) non-competition agreements or (iii) any other agreements, practices or understandings that contain or will impose on Buyer any severance or termination pay liabilities or obligations;

         (e) Seller is not a party to or bound by any (i) collective bargaining or union contracts or agreements or (ii) material practices or understandings with any of employees which will be binding on Buyer and are not embodied in a written collective bargaining or union contract or other written agreement listed in Section 3.17 of the Disclosure Schedule;

         (f) Seller is not in default, nor to Seller's knowledge is there any basis for any valid claim of default against Seller, and to the best of Seller's knowledge no other party is in default, under any contract, agreement, commitment or restriction which is an Assumed Obligation, and no event of default has occurred which (whether with or without the giving of notice, lapse of time, or both, or the happening or occurrence of any other event) would constitute a default thereunder;

         (g)      Seller is not a party to or bound by any consulting agreement;

         (h) Seller is not restricted by any agreement from carrying on the Business anywhere in the world;

         (i) Seller is not a party to or bound by any outstanding powers of attorney (except for powers of attorney issued to customs brokers in the ordinary and usual course of business) or any other outstanding obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person, corporation, partnership, joint venture, association, organization or other entity;

         (j) Seller is not a party to or bound by any partnership or joint venture agreement, or any written or binding oral royalty, distribution, agency, territorial or license agreement;

         (k) There are no credit cards issued to any of Sellers employees or for which Seller is directly liable and for which any liability will be sought to be imposed on Buyer;

         (l) Seller is not a party to or bound by any barter or counter trade agreement;

         (m) Seller is not a party to or bound by any cooperative advertising agreement or arrangement;

         (n)      Seller has no debt obligation for borrowed money;

         (o)      Seller has no outstanding loans to any person; and

         (p) There are no outstanding sales contracts, commitments or bids of Seller which (i) continue for a period of more than six (6) months from the date hereof, (ii) were entered into more than six (6) months prior to the date hereof, or (iii) have been prepaid in whole or part;

         (q)      all contracts, agreements, and leases, referred to in Section
                  3.17 of the Disclosure Schedule (i) are valid and in full force and effect, (ii) will, except for the obtaining of any consents listed in Section 3.24 of the Disclosure Schedule that shall not have been obtained by the Closing, continue to be so on the same terms and conditions immediately after the Closing without the need for any action on the part of Buyer, other than Buyer's performance of the Assumed Obligations and, where specifically and expressly set forth in Section 3.7 of the Disclosure Schedule, execution of documents and instruments in connection with such assignment, and, (iii) reflect the complete understanding among the parties thereto in connection with the subject matter thereof; true and complete copies of each thereof, including all amendments thereto, have been delivered to Buyer at or prior to the date hereof (regarding material contracts) and will be delivered by Closing (for all others).

         3.18     Customers and Suppliers; Trade Programs.

         (a)      Section 3.18 of the Disclosure Schedule sets forth:

                  (i) to Seller's knowledge, an accurate and complete list of the ten (10) largest customers of Seller in terms of revenues in each case during (x) the twelve month period ended April 29, 1995, and (y) the six months ended October 28, 1995, showing the approximate total revenues in dollars received by Seller from each such customer during each such period; and

                  (ii) an accurate and complete list of the ten (10) largest suppliers of Seller in terms of purchases during (x) the twelve month period ended April 29, 1995, and (y) the six months ended October 28, 1995 showing the approximate total purchases in dollars by Seller from each such supplier during each such period.

         (b) Except to the extent set forth in Section 3.18 of the Disclosure Schedule, since January 1, 1994, there has not been any material adverse change, and Seller has no knowledge that any material adverse change is reasonably likely, in the business relationship, or volume of business, of the Business with any customer or supplier named in Section 3.18 of the Disclosure Schedule.

         (c) Except for the customers and suppliers named in Section 3.18 of the Disclosure Schedule, Seller has not had any customer which accounted for more than 5% of Seller's revenues during the six months ended October 28, 1995, or any supplier from which Seller purchased more than 5% of the goods and services which it purchased during (i) Seller's fiscal year ended April 29, 1995, or (ii) the six months ended October 28, 1995.

         (d) All trade programs of Seller, if any, instituted since January 1, 1994, whether or not in the ordinary and usual course of business or consistent with past practice, which may result in claims against Buyer for money, credit or goods, including but not limited to bonuses, billbacks, in-house programs, accruals, other sales or commission incentives or allowances, discounts, returns, credits, allowances and contests, are disclosed in Section
                  3.18 of the Disclosure Schedule.

         3.19     Sales Practices; Warranties.

         (a) Since April 29, 1995, except as set forth in Section 3.19 to the Disclosure Schedule, Seller has not received any written notice, nor, to its knowledge, any oral notice, of any claim (actual or threatened) of any consumer or customer based on any warranty other than claims in the ordinary course of business and not in excess of $5,000.

         (b) Since April 29, 1995, Seller has not accelerated its sales of services except, and has made sales of services only, in the ordinary course of the business consistent with Seller's past practices.

         (c) Section 3.19 of the Disclosure Schedule also sets forth, as at October 31, 1995, each material pending claim against Seller in connection with provision or services.

         3.20     Insurance.

         (a) Section 3.20 of the Disclosure Schedule contains an accurate and complete list of all policies of fire, liability, keyman life insurance, workers' compensation, products liability, and other forms of insurance owned or held by or beneficially for Seller. All such policies are in full force and effect and will not be canceled or modified by Seller prior to Closing without the express written consent of Buyer (except to extend the maturity dates thereof), all premiums with respect thereto covering all periods up to and including the Closing Date have been or will be paid by Seller, and no written, or to Seller's knowledge oral, notice of cancellation or termination has been received by Seller with respect to any such policy.

         (b) The aforesaid policies are sufficient for Seller's compliance with, to Seller's knowledge, all requirements of law and of all material agreements to which Seller is a party; are valid, outstanding and enforceable policies; are, in the opinion of management of Seller, in amounts customarily deemed to be adequate and cover all risks customarily insured against in the type of business conducted by Seller in the locality where Seller operates its business; have been issued by reputable insurance companies which are in good standing, adequately capitalized and actively engaged in the insurance business; and in the judgment of Seller provide adequate insurance coverage for its assets and operations.

         (c) Section 3.20 of the Disclosure Schedule also identifies (i) all risks for which Seller is self-insured and (ii) the workers' compensation and if possible unem-ployment insurance (for New Hampshire, Kansas and Florida) ratings of Seller (or, if applicable, Seller's Parent).

         (d) Except as set forth in Section 3.20 of the Disclosure Schedule, in connection with its operations, (i) Seller has not, since January 1, 1994, been unable to obtain any insurance coverage in the amounts desired by Seller; (ii) since January 1, 1994, neither the amount nor scope of any insurance referred to in Section 3.20 of the Disclosure Schedule or premiums therefor has been materially changed; and
                  (iii) Seller has not been notified of any material adverse change or proposed material adverse change in the workers' compensation or unemployment insurance ratings or insurance rates for Seller.

         3.21     Labor Difficulties.

         Except to the extent set forth in Section 3.21 of the Disclosure
Schedule:

         (a) there is no labor strike, formal dispute, formal grievance, arbitration proceeding, general slowdown or stoppage, or charge of unfair labor practice actually pending before a court, regulatory body or arbitration tribunal, or to the best of Seller's knowledge threatened against or affecting Seller;

         (b) no union representation campaign is pending or, to Seller's knowledge, threatened respecting any employees of Seller;

         (c) Seller has not experienced any material work stoppage by its work force or other material labor difficulty since January 1, 1993;

         (d) to Seller's knowledge, there are no charges or complaints of discrimination pending before the United States Equal Employment Opportunity Commission or any state, local or foreign agency against Seller;

         (e) to the best of Seller's knowledge, Seller, does not presently employ, and at no time during the past year did it employ, any illegal alien;

         (f)(i) to Seller's knowledge, Seller is not engaged in any unfair labor practice, and (ii) at no time during the past three (3) years has any unfair labor practice, complaint, charge or similar claim against Seller been filed with, or to Seller's knowledge, threatened to be filed by any employee with, the National Labor Relations Board, Equal Employment Opportunity Commission, Department of Labor or any similar state, local or foreign agency; and

         (g) no collective bargaining agreement which is binding on Seller will be binding on Buyer or restricts the owner of the Business from relocating or closing any of the Business's facilities or operations.

         3.22     Litigation, Judgments and Decrees.

         (a) Except as set forth in Section 3.22 of the Disclosure Schedule, and except for workers compensation claims, there has not been in the three (3) years prior to the date hereof, nor is there currently, any action, suit or proceeding of any nature whatsoever, at law or in equity or both, by or before any domestic or foreign court, or to the best of Seller's knowledge any proceeding or claim pending or threatened before any government or other regulatory or administrative agency, arbitration tribunal, board, bureau, authority or commission or involving Seller, any of the Assets or any of the Assumed Obligations, in any such case which would have a material adverse effect on the Business or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby.

         (b) Except as set forth in Section 3.22 of the Disclosure Schedule, Seller is not subject to any judgment, order, award or decree of any domestic or, foreign court or government or other regulatory or administrative agency, arbitration tribunal, board, bureau, authority or commission (i) which has or, to Seller's knowledge, may have a material adverse effect on Seller's practices in the Business or on its ability to acquire any property or conduct its Business in any area, (ii) which is or will be binding on Buyer, or (iii) with respect to which Seller is in default.

         3.23     No Condemnation or Expropriation.

         Neither the whole nor any portion of the Assets is subject to any government decree or order to be sold or is being condemned, expropriated or otherwise taken by any domestic or foreign public authority with or without payment of compensation thereof, nor, to Seller's knowledge, has any such condemnation, expropriation or taking been proposed in writing within the past two years.

         3.24     Consents and Approvals of Government Authorities and Others.

         Except as set forth in Section 3.24 of the Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, or the giving of notice to, any domestic or, to Seller's knowledge, foreign government or regulatory authority or any other person or entity is required of Seller in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby. Accurate and complete copies of each of the forgoing which have been obtained or made have been delivered to Buyer at or prior to the date hereto.

         3.25     ERISA; Employee Benefit Plans.

         (a) As used in this Section 3.25, the term "Plan" means any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, phantom stock, medical or any other benefit plan, arrangement or practice, whether written or unwritten including but not limited to any such plan, arrangement or practice which constitutes an "employee welfare benefit plan" within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 and the regulations thereunder ("ERISA") or an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, covering any employee of the Business. Section 3.25 of the Disclosure Schedule sets forth a complete list of all Plans maintained by Seller. Seller has no legally binding commitment, whether formal or informal, to create any additional such plan or arrangement.

         (b) To Seller's knowledge, except as set forth on Section 3.25(b) of the Disclosure Statement, all of Seller's Plans are in all material respects in compliance in operation and in form with the currently prescribed requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect with respect to such Plans, including, but not limited to ERISA and the Code, and there are no pending or, to the Seller's knowledge, threatened claims, lawsuits or arbitrations (other than routine claims for benefits) which have been asserted or instituted against the Seller, any Plan or the assets of any trust for any Plan.

         (c) Seller has complied in all material respects with the requirements of Section 4980B of the Code and applicable regulations. Seller has not contributed to, nor has it been obligated to contribute to, any multi-employer plan (as defined in Section 3(37) of ERISA), or any other plan subject to Title IV of ERISA within the preceding three calendar years.

         3.26     Absence of Questionable Payments.

         Since January 1, 1994, neither Seller nor any of its officers, agents, employees or any other person, entity or corporation acting on behalf of any of them, has, to Seller's knowledge, accepted, received or made any unlawful contributions, payments, gifts, or expenditures in respect of the Business.

         3.27     Distinct Entity.

         Except as set forth in Section 3.27 of the Disclosure Schedule, Seller does not, share any Assets with any related or unrelated third party.

         3.28     Personnel.

         (a) Section 3.28 of the Disclosure Schedule sets forth an accurate and complete list as of December 1, 1995 of:

                  (i) the names and current salaries of Seller's salaried employees;

                  (ii)     the wage rates for Seller's non-salaried employees;

                  (iii) the customary increases on a periodic basis in the compensation of each of the foregoing or any increases required by any agreement or understanding with each of the foregoing;

                  (iv) a description of any informal understanding generally concerning employees' rights to continue to receive compensation during any periods during which such employees are not performing any services for Seller other than with respect to vacation, disability and sick time; and

                  (v) any increase granted or committed to for any period subsequent to December 1, 1995 in the compensation of any employee including, without limitation, any change in any bonus, pension, profit-sharing or other benefit plan or commitment except for obligations imposed on Seller by the Code, ERISA or ADEA.

                  For a period of 18 months following the Closing, Seller will, upon the reasonable request of Buyer, provide Buyer with information relating to Seller's employees.

         (b) (i) The vacation period for employees of Seller occurs normally during the periods described in Section 3.28 of the Disclosure Schedule. (ii) Except as set forth in Section 3.28 of the Disclosure Schedule, as at the Closing Date there will be no bonuses, profit sharing, incentives, commissions or other compensation of any kind due to or expected by present or former employees of Seller which have not been fully paid prior to such date.

         (c)      All employees of Seller are at-will employees.

         (d) Except to the extent set forth in Section 3.28 of the Disclosure Schedule, Seller has no knowledge that any material adverse change in the relationship of the Business with its employees is reasonably likely.

         3.29     Compliance with Law; Necessary Authorizations.

         (a)      In conducting the Business, Seller has, except as set forth in
                  Section 3.29 of the Disclosure Schedule, since January 1, 1993, in all material respects duly complied and is presently in all material respects duly complying with all applicable laws (whether statutory or otherwise), rules, regulations, orders, building and other codes, zoning and other ordinances, permits, licenses, authorizations, judgments and decrees of all federal, state, local or, to Seller's knowledge, foreign governmental authorities, including, but not limited to, the Federal Occupational

                  Safety and Health Act, ERISA, National Labor Relations Act, Worker Adjustment and Retraining Notification Act, Civil Rights Act, Immigration Reform and Control Act of 1986, Age Discrimination in Employment Act, the Water Pollution Control Act and all applicable domestic and foreign laws, rules and regulations relating to the safe conduct of business, employment discrimination, wages and hours, employment of illegal aliens, collective bargaining, the payment of withholding and social security taxes, product labeling, antitrust, consumer protection, occupational safety and health, consumer product safety, the importation of goods, product liability, currency exchange, securities and trading-with-the-enemy matters, except where the failure to so comply would not have a material adverse effect on the Business.

         (b) Except as set forth in Section 3.29 of the Disclosure Schedule, since January 1, 1993, (i) Seller has obtained and adhered to all necessary permits and other approvals, including interim status under the Federal Solid Waste Disposal Act, necessary to store, dispose of and otherwise handle hazardous wastes, if any, and has reported, to the extent required by all federal, state, local and, to Seller's knowledge, foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees (accurate and complete copies of all such permits, judgments, orders and decrees received by Seller or in Seller's possession being included in Section 3.29 of the Disclosure Schedule), all past and present sites, if any, owned and/or operated by Seller where hazardous wastes have been treated, stored or disposed of; (ii) there has been no spill, discharge, leak, emission, injection, escape, dumping or any other release of any kind onto any property of or used by Seller or into the environment surrounding any such property of any toxic or hazardous waste or substance, as such terms are defined under any applicable law, ordinance, regulation or rule; and (iii) there is no on-site or to Seller's knowledge off-site location to which Seller has transported hazardous wastes or arranged for the transportation of hazardous wastes, which site is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against Seller or Buyer for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

         (c) Except as set forth in Section 3.29 of the Disclosure Schedule, Seller (i) has no knowledge and (ii) has not received any written notification from any third party (including but not limited to employees and government agencies) of any present or, within the past three years, past failure so to comply or has knowledge of any present condition, activity, incident, action or plan which may interfere with or prevent continued compliance with any laws, rules or regulations or which may give rise to any common law or statutory liability, or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation which would have a material adverse effect on the Business.

         (d) Seller has duly obtained all permits, concessions, grants, franchises, licenses and other government authorizations and approvals necessary for the conduct of the Business except where such failure would not have a material adverse effect on the Business; each of the foregoing is set forth in Section
                  3.29 of the Disclosure Schedule and is in full force and effect; to the best of Seller`s knowledge, there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or modification of any thereof.

         3.30     Disclosure.

         No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedule contains any untrue statement of any material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements made herein or therein not misleading.

         3.31     Insider Interests.

         Except as set forth in Section 3.32 of the Disclosure Schedule, to Seller's knowledge, no person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with (an "Affiliate"), the Seller, and no Significant Person (as defined in Section 3.10(k)) has an interest in any contract or agreement pertaining to the business of Seller wherein more than $5,000 in any twelve month period is involved.

3A.      REPRESENTATIONS AND WARRANTIES OF SELLER'S PARENT.

         The Seller's Parent represents and warrants to Buyer as follows:

         3A.1     Corporate Organization.

         Seller's Parent is a corporation duly organized, validly existing and in good standing under the laws of its State of Delaware. Seller's Parent has full corporate power and authority to carry on its businesses as they are now being conducted and to own, lease and operate its properties and assets as and in the places where such businesses are now conducted and where such properties and assets are now owned, leased or operated.

         3A.2     Authorization.

         Seller's Parent has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. Seller's Parent has taken all action required by law or otherwise to be taken by Seller's Parent to authorize Seller's Parent's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the other agreements and instruments contemplated hereunder to which Seller's Parent is a party have been duly and validly executed and delivered by Seller's Parent and constitutes a valid and binding agreement of and upon Seller's Parent enforceable against Seller's Parent in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) general principles of equity.

         3A.3     No Violation.

         Neither the execution and delivery of this Agreement by Seller's Parent nor the consummation by Seller's Parent of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or by-laws of Seller's Parent, or be in conflict with, or constitute a material default (or an event which, with or without notice, lapse of time or both, would constitute a material default) under, or result in the termination or invalidity of, or accelerate the performance required by, or cause the acceleration of the maturity of any obligations or liabilities of the Seller's Parent or violate any statute or law or any judgment, decree, order, regulation or rule of any domestic or foreign court or governmental authority applicable to Seller's Parent.

         3A.4     Litigation.

         There is no action, suit or proceeding or any claim or investigation of any nature whatsoever (including, but not limited to, products liability), at law or in equity or both, by or before any domestic or foreign court or government or other regulatory or administrative agency, arbitration tribunal, board, bureau, authority or commission pending or, to Seller's Parent's knowledge, which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller's Parent pursuant to this Agreement or in connection with the transactions contemplated hereby.

4.       REPRESENTATIONS AND WARRANTIES OF THE BUYER.

         Buyer represents and warrants to Seller as follows:

         4.1      Corporate Organization.

         Buyer is a corporation duly organized, validly existing and in good standing under the laws of its State of incorporation. Buyer has full corporate power and authority to carry on its businesses as they are now being conducted and to carry on the Business being acquired hereunder and to own, lease and operate its properties and assets as and in the places where such businesses are now conducted and where such properties and assets are now owned, leased or operated. Buyer is, or will be at the time of the Closing, duly qualified or licensed to do business as a foreign corporation in all jurisdictions where the failure to so qualify would have a material adverse effect on the business, financial condition, properties or operations of Buyer, after taking into consideration the purchase of the Assets and the Business hereunder.

         4.2      Authorization.

         Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. Buyer has taken all action required by law or otherwise to be taken by Buyer, to authorize Buyer's, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of and upon the Buyer enforceable against the Buyer in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) general principles of equity.

         4.3      No Violation.

         Neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or by-laws of the Buyer, or be in conflict with, or constitute a material default (or an event which, with or without notice, lapse of time or both, would constitute a material default) under, or result in the termination or invalidity of, or accelerate the performance required by, or cause the acceleration of the maturity of any obligations or liabilities of Buyer or result in the creation or imposition of any security interest, lien or other encumbrance upon any of its assets or properties under any agreement or commitment to which Buyer is a party or by which it is bound or to which any of its assets are subject, or violate any statute or law or any judgment, decree, order, regulation or rule of any domestic or foreign court or governmental authority applicable to the Buyer. For the purposes of this Agreement, "to Buyer's knowledge" "to the best of Buyer's knowledge" or any similar formulation thereof shall mean to the actual knowledge of the officers and directors of Buyer and Parent.

         4.4      Brokers and Finders.

         No person has been authorized by the Buyer, or by anyone acting on any of its behalf or by any of its officers, directors, employees or trustees, to act as a broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement in such manner as to give rise to any valid claim against Buyer or Seller for any broker's or finder's fee or commission or similar type of compensation.

         4.5      Litigation.

         There is no action, suit or proceeding or any claim or investigation of any nature whatsoever (including, but not limited to, products liability), at law or in equity or both, by or before any domestic or foreign court or government or other regulatory or administrative agency, arbitration tribunal, board, bureau, authority or commission pending or, to the Buyer's knowledge, which questions or challenges the validity of this Agreement or any action taken or to be taken by the Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby; and to the best of their knowledge, there is no valid basis for any such action, suit, inquiry proceeding or investigation.

         4.6      Capitalization.

         All of the issued and outstanding capital stock of Buyer is, and will be on the Closing Date, owned, beneficially and of record by Nytest Environmental, Inc. (the "Parent"). All such issued and outstanding capital stock has been duly authorized, validly issued, and is fully paid and nonassessable. As of the date hereof and on the Closing Date, there are and will be no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Buyer, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of Buyer, any such convertible or exchangeable securities or any such rights, warrants or options.

         4.7      Consents.

         No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or any other person or entity is required of Buyer in connection with the execution, delivery and performance of this Agreement or the consummation by Buyer of the transactions contemplated hereby which consent, approval, etc. has not been obtained or will not be obtained on or prior to the Closing Date. Accurate and complete copies of each of the foregoing which have been obtained or made have been delivered to Seller at or prior to the date hereof.

4A.      REPRESENTATIONS AND WARRANTIES OF THE PARENT.

         The Parent represents and warrants to Seller as follows:

         4A.1     Corporate Organization.

         Parent is a corporation duly organized, validly existing and in good standing under the laws of its State of Delaware. Parent has full corporate power and authority to carry on its businesses as they are now being conducted and to own, lease and operate its properties and assets as and in the places where such businesses are now conducted and where such properties and assets are now owned, leased or operated.

         4A.2     Authorization.

         Parent has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. Parent has taken all action required by law or otherwise to be taken by Parent, to authorize Parent's, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the other agreements and instruments contemplated hereunder to which Parent is a party have been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of and upon Parent enforceable against Parent in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) general principles of equity.

         4A.3     No Violation.

         Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or by-laws of Parent, or be in conflict with, or constitute a material default (or an event which, with or without notice, lapse of time or both, would constitute a material default) under, or result in the termination or invalidity of, or accelerate the performance required by, or cause the acceleration of the maturity of any obligations or liabilities of the Parent result in the creation or imposition of any security interest, lien or other encumbrance upon any of its assets or properties under any agreement or commitment to which Parent is a party or by which it is bound or to which any of its assets are subject, or violate any statute or law or any judgment, decree, order, regulation or rule of any domestic or foreign court or governmental authority applicable to Parent.

         4A.4     Litigation.

         There is no action, suit or proceeding or any claim or investigation of any nature whatsoever (including, but not limited to, products liability), at law or in equity or both, by or before any domestic or foreign court or government or other regulatory or administrative agency, arbitration tribunal, board, bureau, authority or commission pending or, to Parent's knowledge, which questions or challenges the validity of this Agreement or any action taken or to be taken by Parent pursuant to this Agreement or in connection with the transactions contemplated hereby.

         4A.5     Financial Statements.

         The financial statements of Parent and the related notes contained in Parent's Form 10-QSB for the quarterly period ending September 30, 1995 present fairly the financial position of Parent as of the dates indicated, and the results of its operations and cash flows for the periods therein specified. Such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified.

         4A.6     No Material Adverse Change.

         Subsequent to September 30, 1995, Parent and its subsidiaries, taken as a whole, have not incurred any material liabilities or obligations, direct or contingent, other than in the ordinary course of business, and there has not been any material adverse change in their consolidated condition (in each case, financial or other), results of operations, business, prospects, key personnel or capitalization.

         4A.7     Additional Information.

         Parent has filed in a timely manner all documents that Parent was required to file under the Securities Exchange Act of 1934, as amended (the "Exchange Act") during the 12 months preceding the date of this Agreement. The following documents complied in all material respects with the requirements of the Exchange Act as of their respective filing dates, and the information contained therein as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading:

         (a) Parent's Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 1994; and

         (b) all other documents, if any, filed by Parent with the Securities and Exchange Commission since December 31, 1994 pursuant to the reporting requirements of the Exchange Act.

         4A.8     Listing.

         Parent shall comply with all requirements of the National Association of Securities Dealers, Inc. with respect to the issuance of any shares of common stock to Seller or its affiliates under the Note and the listing thereof on the NASDAQ Small-Cap Market or any other exchange on which Parent's shares are then trading.

5.       AGREEMENTS PENDING CLOSING.

         5.1 Agreements of Seller Pending the Closing. Seller covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by
Buyer:

         (a) Business in the Ordinary Course. The Business shall be conducted solely in the ordinary course consistent with past practice.

         (b) Existing Condition. Seller shall not cause nor permit to occur any of the events or occurrences described in Section 3.10 hereof.

         (c) Maintenance of Physical Assets. Seller shall continue to maintain and service the physical assets used in the conduct of the Business in the same manner as has been its consistent past practice.

         (d) Employees and Business Relations. Seller shall use its reasonable best efforts to keep available the services of the present employees and agents of the Business and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business.

         (e) Maintenance of Insurance. Seller shall notify Buyer of any changes in the terms of the insurance policies and binders referred to on Schedule 3.20 of the Disclosure Schedule.

         (f) Compliance with Laws. etc. Seller shall comply with all laws, ordinances, rules, regulations and orders applicable to the Business, or Seller's operations, assets or properties in respect thereof the noncompliance with which might materially affect the Business or Assets.

         (g) Update Schedules. Seller shall promptly disclose to Buyer any information contained in its representations and warranties or the Schedules which, because of an event occurring after the date hereof, is incomplete or is no longer correct in any material respect as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the schedules hereto for the purposes of Article 6 hereof, unless Buyer shall have consented thereto in writing.

         (h) Conduct of Business. Seller shall conduct its business in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true, in all material respects, except as specifically contemplated by this Section 5, as though such representations and warranties were made on and as of such date. Furthermore, Seller shall cooperate with Buyer and use its reasonable best efforts to cause all of the conditions to the obligations of Buyer under this Agreement to be satisfied on or prior to the Closing Date.

         (i) Sale of Assets; Negotiations. Seller shall not, directly or indirectly, sell or encumber all or any part of the Assets, other than in the ordinary course of the Business consistent with past practice, or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing. Seller shall not provide any confidential information concerning the Business or its properties or assets to any third party other than in the ordinary course of business.

         (j) Access. Seller shall give to Buyer's officers, employees, counsel, accountants and other representatives all reasonable opportunity and access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to the Business and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller for the purpose of making such investigation of the Business and in furtherance of the transaction proposed herein, including without limitation the financial information set forth in paragraph 3.5(a) above as Buyer shall desire to make, provided that such investigation shall not unreasonably interfere with

                  Seller's business operations, Furthermore, Seller shall furnish to Buyer all such documents and copies of documents and records and information with respect to the affairs of the Business and copies of any working papers relating thereto as Buyer shall from time to time reasonably request and shall permit Buyer and its agents to make such inspections of the Assets as Buyer may request from time to time.

         (k) Press Releases. Except as required by applicable law, neither Seller nor Seller's parent shall give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Buyer, which approval shall not be unreasonably withheld; provided that Seller may continue such communications with employees, customers, suppliers, shareholders, lenders, franchisers, lessors and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of Buyer or the Closing under this Agreement.

         (l) No Default. Seller shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any material contract or commitment of Seller.

         (m) Confidentiality. Section 4.6 (B) of the Letter of Intent among Seller, Seller's Parent and Parent, dated November 6, 1995 (the "Letter of Intent") is incorporated herein and made a part hereof as if fully set forth herein.

         5.2 Agreements of Buyer Pending the Closing. Buyer covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by
Seller:

         (a) Actions of Buyer. Buyer will not knowingly take any action which would result in a breach of any of its representations and warranties hereunder. Furthermore, Buyer shall cooperate with Seller and use its reasonable best efforts to cause all of the conditions to the obligations of Buyer and Seller under this Agreement to be satisfied on or prior to the Closing Date.

         (b) Confidentiality. Section 4.6(A) of the Letter of Intent is incorporated herein and made a part hereof as if fully set forth herein.

         (c) Access. Section 4.1 (b) of the Letter of Intent is incorporated herein and made a part hereof as if fully set forth herein.

         (d) Press Releases. Except as required by applicable law, neither Buyer nor Buyer's Parent will not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Seller, which approval shall not be unreasonably withheld; provided that Buyer may continue such communications with employees, customers, suppliers, shareholders, lenders, franchisers, lessors and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of Seller or the Closing under this Agreement. In addition, Buyer and Buyer's Parent will provide Seller with information concerning press releases and filings relating to these transactions not less than two days prior to proposed release.

6.       CONDITIONS PRECEDENT TO THE CLOSING.

         6.1 Conditions Precedent to Buyer's Obligations. All obligations of Buyer under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

         (a) Representations and Warranties True as of the Closing Date. The representations and warranties of Seller and Seller's Parent contained in this Agreement or in any schedule, certificate or document delivered by Seller or Seller's Parent to Buyer pursuant to the provisions hereof shall have been true in all material respects on the date hereof without regard to any schedule updates furnished by Seller after the date hereof and shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date.

         (b) Compliance with this Agreement. Each of Seller and Seller's Parent shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         (c) Closing Certificate. Buyer shall have received a certificate from each of Seller and Seller's Parent dated the Closing Date, certifying that the conditions specified in Sections 6.1(a) and 6.1(b) hereof have been fulfilled and certifying that Seller has obtained all consents and approvals required with respect to it or the Business by Section 6.1(f) hereof.

         (d) Opinions of Counsel for Seller. Counsel for Seller, shall have delivered to Buyer a written opinion, dated the Closing Date, in the form of Exhibit F hereto with only such changes as shall be in form and substance reasonably satisfactory to the Buyer and its counsel.

         (e) No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

         (f) Consents and Approvals. Except for consents required by the terms of the contracts, commitments, agreements listed in
                  Section 6.1(f) of the Disclosure Statement, and subject to the provisions of Section 1.3(d) above, the holders of any indebtedness of Seller, the lessors or lessees of any real or personal property or assets leased by Seller, the parties (other than Seller) to any contract, commitment or agreement to which Seller is a party or subject, any governmental or regulatory official, body or authority or any other person, and any governmental, judicial or regulatory official, body or authority having jurisdiction over Seller or Buyer or their respective affiliates to the extent that their consent or approval is required or necessary under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable orders, laws, rules or regulations, for the consummation of the transactions contemplated hereby in the manner herein provided, shall have granted such consent or approval, provided such debt, lease, contract, etc. is material to the Business.

         (g) Material Adverse Changes. The assets or the operations of the Business taken as a whole, shall not have been and shall not be threatened to be materially adversely affected in any way as a result of any event or occurrence (except as a result of general economic conditions).

         (h) Lease and Option. Seller shall have executed and delivered the Lease and Option Agreement with respect to building owned by Seller in Wichita, KS (the "Wichita Property") substantially in the form annexed hereto as Exhibit E (the "Lease and Option Agreement").

         (i) Employee Arrangements. Each of Susan Uhler, Terry Loucks and Harold Vernon shall have executed a "stay-put" agreement substantially in the form annexed hereto as Exhibit G (for which Buyer shall have no liability for bonuses).

         (j) Supply and Marketing Agreement. Seller's Parent shall have executed and delivered the Supply and Marketing Agreement in the form annexed hereto as Exhibit H.

         (k) Change in Business. Buyer having no reasonable basis to believe that either: (i) the net sales of the Business was less than $12,900,000 for the year ended April 30, 1995 or less than $4,575,000 for the five fiscal months ended September 22, 1995; or (ii) the sum of PP&E being less than $3,400,000 as of July 28, 1995.

         (l) Patent Assignment. Seller shall have executed and delivered the Patent Assignment in the form Annexed hereto as Exhibit I.

         (m) Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by The Law Offices of Herbert H. Sommer, counsel for Buyer, in the exercise of their reasonable judgment. GTI and Seller shall also have delivered to Buyer such other documents, instruments, certifications and further assurances as such counsel may reasonably require.

         6.2 Conditions Precedent to the Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

         (a) Representations and Warranties True as of the Closing Date. The representations and warranties of Buyer and Parent contained in this Agreement or in any list, certificate or document delivered by Buyer or Parent to Seller pursuant to the provisions hereof shall have been true in all material respects on the date hereof and shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date.

         (b) Compliance with this Agreement. Each of Buyer and Parent shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

         (c) Closing Certificates. Seller shall have received a certificate from each of Buyer and Parent dated the Closing Date certifying that the conditions specified in Sections 6.2(a) and 6.2(b) hereof have been fulfilled.

         (d) Opinion of Counsel for Buyer. Herbert H. Sommer, counsel to Buyer, shall have delivered to Seller a written opinion, dated the Closing Date, in the form of Exhibit J hereto with only such changes as shall be in form and substance reasonably satisfactory to Seller and its counsel.

         (e) No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

         (f) Lease and Option. Buyer shall have executed and delivered the Lease and Option Agreement.

         (g) Note, Security Agreement and Guaranty. The Buyer shall have executed and delivered the Note and the Security Agreement and the Parent shall have executed and delivered the Note, the Security Agreement, the Registration Rights Agreement and Guaranty of the Note, substantially in the forms annexed as hereto as Exhibit K, Exhibit L and Exhibit M, respectively.

         (h) Supply and Marketing Agreement. Buyer and Parent shall have executed and delivered the Supply and Marketing Agreement in the form annexed hereto as Exhibit H.

         (i) Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., counsel for Seller, in the exercise of their reasonable judgment. Buyer shall also have delivered to Seller such other documents, instruments, certifications and further assurances as such counsel for Seller may reasonably require.

         6.3      Termination.

         (a) Methods of Termination. Anything in this Agreement to the contrary notwithstanding, the transactions contemplated hereby may be terminated and abandoned at any time prior to the
                  Closing:

                  (i)      by mutual consent of the Buyer and Seller; or

                  (ii) by Seller if, as of the Closing Date, any of the conditions set forth in Section 6.2 shall not have been met;

                  (iii) by Buyer if, as of the Closing Date, any of the conditions set forth in Section 6.1 shall not have been met;

                  (iv) by Buyer if the net sales of the Business was less than $12,900,000 for the year ended April 30, 1995 or $4,575,000 for the five fiscal months ended September 22, 1995;

                  (v) by Buyer if the sum of net property, plant and equipment included in the Assets was less than $2,440,000 as of July 28, 1995; or

                  (vi) by either party if, without fault of the terminating party, the Closing shall not have occurred on or prior to December 31, 1995.

         (b) Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 6.3(a) hereof, written notice thereof shall forthwith be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the Buyer or the Seller.

         (c) Effect of Termination. In the event of termination of this Agreement as expressly provided in Section 6.3(a) above, this Agreement shall forthwith become void and neither Buyer, on the one hand, nor Seller on the other, shall have any liability to the other, except for either party's breach of any of its obligations which breach shall be existing at the time of such termination. Notwithstanding the preceding sentence:

                  (i) Buyer shall not be entitled to a return of its deposit.

                  (ii) in the event of any termination of this Agreement, if GTI or Seller, or any of their affiliates, directly or indirectly, through any officer, director, agent, or otherwise, from November 6, 1995 through the date of such termination, solicited or initiated, directly or indirectly, or encouraged the submission of inquiries, proposals or offers from any potential buyer (other than Buyer) relative to the disposition of the Assets or securities of Seller (which for these purposes includes GTI and any entity affiliated with GTI which conducts the Business or has title to the Assets), or participated in any material discussions or negotiations regarding, or furnished to any person any proprietary or confidential information of Seller which could be used to solicit an offer from a potential buyer or could be used by such a potential buyer to make or finance such an inquiry, proposal or offer, then Seller, within 5
                           (five) days of demand, which demand must be made within nine months from the date of termination will pay Nytest $200,000.

7.       CERTAIN COVENANTS, AGREEMENTS AND CLOSING DOCUMENTS.

         7.1      Non-Competition and Confidentiality of Seller.

         (a) Neither Seller nor Seller's Parent or any subsidiary or Affiliate of Seller's Parent in which Seller's Parent owns or has the right, directly or indirectly, to vote 50.1% or more of the voting stock of such entity (collectively the "GTI Group") shall, without the written consent of Buyer, for a period of five years from the Closing Date, operate, directly or indirectly, an environmental testing laboratory in the continental United States. The Parties acknowledge and agree that this Section 7.1 shall not apply to Fluor Daniel, Inc. ("Fluor") and its affiliates, except to the extent such affiliates become controlled by Seller's Parent as a result of the transactions contemplated by the agreement between Seller's Parent and Fluor dated December 11, 1995.

         (b) Notwithstanding the provisions of this Section 7.1: (i) nothing herein shall prevent members of the GTI Group from investing in the securities of any company listed on a national securities exchange or quoted on the NASDAQ quotation system, which investment, but for this Section 7.1(b), would be a violation of Section 7.1(a), provided Seller's and GTI Group's ownership is not more than 5% of any class of securities of any such company and Seller's and GTI Group's involvement with any such company is solely that of a passive stockholder, (ii) nothing herein shall prevent Seller or any of its Affiliates from providing specialized laboratory services not then provided by Buyer or Buyer's Affiliates,
                  (iii) nothing herein shall prevent Seller's Parent and member of the GTI Group from providing environmental testing exclusively in the field for customers (provided, however, that neither Seller's Parent nor members of the GTI Group will maintain mobile laboratories); (iv) Seller's Parent or members of GTI Group may continue to use Seller's remediation laboratory consistent with past practices; (v) nothing herein shall prevent an acquisition by or of Seller's Parent or members of GTI Group involving, peripherally an environmental test laboratory provided such laboratory is disposed of or divested within 180 days following such transaction; and (vi) if any provision of this Section 7.1 is determined to be unenforceable because of the duration of such provision or the area covered thereby, the court making such determination shall have the power to and shall reduce the scope of such provision with respect to such duration and/or area, and/or to delete ("blue-pencil") specific words or phrases, and in its reduced or blue-penciled form such provision shall be enforceable and shall be enforced.

         (c) Seller acknowledges that, after the Closing, Buyer could be irreparably damaged if Seller, or any affiliate of Seller, were to disclose or utilize confidential information of the business, operations and affairs (other than information in the public domain through no fault of Seller or any such successor) of the Business on behalf of itself or any person, firm, corporation or other business entity to which any such disclosure may be made which competes in any respect with any present or presently proposed business of the Business, and Seller covenants and agrees that it will not at any time (except for any such nonpublic confidential information lawfully acquired), without the prior written consent of Buyer, disclose or use (or permit to be disclosed or used) any such confidential information, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law.

         (d) Seller agrees that it will not, for a period of 24 months after the Closing, for its own account or for the account of any other person, interfere with Buyer's relationships with any of its suppliers or customers (except to the extent necessary to collect receivables purchased form Buyer pursuant to
                  Section 7.9) or directly solicit Buyer's employees.

         (e) At or prior to Closing, Seller and Seller's Parent will: (i) use reasonable efforts to enforce or if it chooses not to so enforce, assign to Buyer all confidentiality agreements signed by parties from whom Seller or Seller's Parent had communications in connection with a possible purchase of the Assets, Business or any interest or part thereof (collectively the "Offerees") on behalf of Buyer; (ii) provide Buyer with a list of such Offerees; and (iii) request from such Offerees a return of all such confidential information.

         (f) Seller expressly agrees and understands that Buyer's remedy at law for any breach of Section 7.1(a), (b), (c), (d) or (e) will likely be inadequate if it were Buyer's exclusive remedy and that the damages flowing from any such breach are not readily susceptible to being measured solely in monetary terms. Accordingly, it is acknowledged that upon adequate proof of Seller's violation or threatened violation of any legally enforceable provisions of any of the above enumerated Subsections of Section 7.1, and Buyer's satisfaction of any applicable legal or judicial requirements to support its claim for equitable relief, Buyer will be entitled to specific performance of the above enumerated Subsections of Section 7.1, including but not limited to, immediate injunctive relief, a temporary order restraining any threatened or further breach and such other equitable relief as may be appropriate. Nothing in this Section 7.1 shall be deemed to limit Buyer's remedies at law or in equity for any breach by Seller of any of the provisions of this Agreement, including but not limited to the above enumerated Subsections of Section 7.1, which may be pursued or availed of by Buyer. Seller has carefully considered the nature and extent of the restrictions upon it and the rights and remedies conferred upon Buyer under this Section 7.1 and hereby acknowledges and agrees that the same are reasonable, are fully required to protect the legitimate interests of Buyer and do not confer a benefit upon Buyer disproportionate to the detriment of Seller.

         (g) The provisions of this Section 7.1 shall be terminated upon the occurrence of an Event of Default subject to applicable grace periods under the Note.

         7.2      Licenses.

         At the Closing, Seller shall assign any and all federal, state, county, local and foreign licenses necessary for the operation of the Business to the extent the same may be assigned, and shall cooperate with Buyer and assist Buyer, at Buyer's expense, in obtaining any other licenses that are not assignable or that are necessary for Buyer to continue to operate the Business.

         7.3      Consummation of Transactions; Further Assurances.

         (a) Each of the parties agrees to use its reasonable best efforts to bring about the satisfaction of the conditions required to be performed, fulfilled or complied with by it hereunder and to take or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable.

         (b) In case at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the appropriate party will take all such necessary action, including without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party or parties for such purposes or otherwise to complete or perfect the transactions contemplated hereby. After the Closing, Buyer and Seller shall cooperate fully with the other and shall make available to the other and to any taxing authority all information, records or documents in its possession which are reasonably requested in connection with the preparation of any tax returns or in connection with any tax liability of Seller for any period prior to the Closing, and otherwise shall cooperate in connection with all matters, such as but not limited to litigations and personnel matters, involved in the transfer of the Assets and the Business operations from Seller to Buyer.

         7.4      Risk of Loss.

         Prior to the Closing Date, the risk of loss or damage to, or destruction of, any or all of the Business and any or all of the Assets shall remain with Seller.

         7.5      Payment of Taxes.

         Seller shall file when due, giving effect to all applicable extension provisions, all federal, state, local and foreign tax returns required to be filed by it (including but not limited to income, sales, use and payroll taxes) for all periods to the Closing Date and shall pay all taxes, interest or penalties (i) shown on, or which are otherwise due and payable pursuant to, such returns, (ii) which shall become due with respect to any such period pursuant to any deficiency notice or similar notice or (iii) which otherwise shall become due with respect to any such period.

         7.6      Best Efforts to Obtain Consents.

         Each of Seller and Buyer shall use its reasonable best efforts to obtain promptly all the consents and authorizations of third parties for which it is responsible to obtain, and to cooperate with the other as the other may reasonably request, to make all filings, if any, and to give all notices to third parties which may be required in order to effect the transactions contemplated by this Agreement.

         7.7      Other Government Filings.

         Buyer and Seller agree to cooperate with each other in filing any necessary applications, reports or other documents with any federal or state authorities (including federal, state or local taxing authorities as to the allocation, if agreed, of the Purchase Price to the Assets) having jurisdiction with respect to the transactions contemplated by this Agreement and in seeking necessary consultation with and favorable action by any such agencies, authorities or bodies.

         7.8      Closing Apportionments.

         (a) The following items shall be apportioned as of the close of business on the day immediately prior to the Closing Date (with such meter readings as shall be appropriate) and paid by Seller or Buyer to the other, as the case may be, in respect of all periods prior to the Closing Date:

                  (i) All water, utility and other similar charges, and sewer rent and assessments, affecting Real Property which constitutes part of the Assets;

                  (ii) All payments required to be paid under the Assumed Contracts;

                  (iii) All real estate taxes and assessments with respect to the Real Property, which become due and payable in respect of any and all periods prior to the date of Closing shall be paid by Seller, and all real estate taxes and assessments becoming due and payable in respect of any and all periods on or after the Closing Date shall be paid by Buyer, whenever the same become due or payable. Buyer shall pay all taxes and assessments after the Closing Date and Seller shall immediately upon receipt of a bill therefore (which may be an unreceipted bill) pay Buyer to Seller's pro rata portion thereof in respect of all periods to the Closing Date.

         (b) The adjustments above-described (i) shall be determined in accordance with generally accepted accounting principles, consistently applied and (ii) shall, to the extent practicable, be paid by Seller to Buyer or by Buyer to Seller, as the case may be, at the Closing, by check, subject to collection.

         (c) The provisions of this Section 7.8 shall survive the Closing. Any errors or omissions in computing apportionments at the Closing, or any recomputations required as a result of facts that become known after the Closing, shall be corrected as soon as practicable thereafter.

         7.9      Accounts Receivable.

         (a) Promptly after the Closing Date, the Seller shall deliver to the Buyer a list of its accounts receivables relating to sales of services and products by Seller on and before the Closing Date (the "Accounts Receivables"). The Buyer shall use its reasonable best efforts to cooperate and assist the Seller and the Seller's Parent with the collection of the Accounts Receivable. Such reasonable best efforts may require the Buyer to take such actions to collect the Accounts Receivables as though they were accounts receivables of the Buyer, including, without limitation, ceasing to continue to provide additional goods and services to account debtors that are delinquent in payment of the Accounts Receivables, provided, however, that the Buyer shall not be required to institute legal action against the account debtors.

         (b) The Buyer shall promptly remit to Seller's Parent all payments received by the Buyer with respect to the Accounts Receivables. The Buyer shall treat the first payments received from account debtors as being payments of the Accounts Receivables, except in the case of disputed invoices. The existence of any such disputed invoices shall be promptly communicated in writing by the Buyer to Seller's Parent with reasonable detail therefor.

         (c) Not in limitation of the foregoing, the Buyer will permit the Seller and Seller's Parent to have reasonable access to personnel and books and records of the Buyer relating to the collection of the Accounts Receivables and will provide periodic reports and such other information concerning the Accounts Receivables as the Seller or Seller's Parent may reasonably request from time to time.

         7.10     Retention of Records.

         (a) Seller shall preserve all files and records directly pertaining to its operation of the Business (and not delivered to Buyer at Closing) for a period of seven years after the date of the respective documents constituting such files and records. Seller shall, upon prior reasonable notice, allow Buyer access thereto and the right to make copies and extracts therefrom at any time during normal business hours, and shall not dispose of any thereof during said seven year period without giving at least 30 days' prior written notice to Buyer of its intention to dispose of same, specifying the items to be disposed of in reasonable detail. Buyer may, within a period of 30 days after receipt of any such notice, notify Seller of Buyer's desire to retain one or more of the items to be disposed of. Seller shall, upon receipt of such notice from Buyer, deliver to Buyer, at Buyer's expense, the items specified in Buyer's notice. If Buyer shall not so notify Seller within such 30 day period, Seller may dispose of such items. Seller shall preserve all financial records related to the Business and shall provide Buyer with access to such records in accordance with the foregoing provisions of this
                  Section 7.10.

         (b) Buyer shall preserve all files and records included in the Assets and delivered by Seller, pertaining directly to its operation of the Business, for a period of seven years after the date of the respective documents constituting such files and records. Buyer shall, upon prior reasonable notice, allow Seller access thereto and the right to make copies and extracts therefrom at any time during normal business hours, and shall not dispose of any thereof during said seven year period without giving at least 30 days' prior written notice to Seller of its intention to dispose of same, specifying the items to be disposed of in reasonable detail. Seller may, within a period of 30 days after receipt of any such notice, notify Buyer of Seller's desire to retain one or more of the items to be disposed of. Buyer shall, upon receipt of such notice from Seller, deliver to Seller, at Seller's expense, the items specified in Seller's notice.

         7.11     Offer of Employment.

         (a) Buyer agrees that as of the Closing Date effective January 1, 1996, it will offer to hire all of the employees of Seller who were Seller's employees as reflected in Seller's payroll records on the preceding business day and were terminated by Seller, on an at-will basis, and for positions or comparable positions, at the location at which such employees are currently engaged and on terms (including compensation and benefit plans and arrangements) that are reasonably comparable to those offered by Sellers as if such employees had been employed by Seller on January 1, 1996 on an at-will basis. Buyer will credit each such employee's period of service with Seller when determining the eligibility, coverage or benefits of any such employee under any employee benefit plan, program or arrangement of Buyer.

         (b) Buyer has no present intention to immediately terminate any employee to whom it offered employment or to make any immediate material change to any of Buyer's employment contracts, relationships, practices, plans or programs; however, Buyer may in its sole discretion amend or terminate any of Buyer's employment contracts, relationships or practices, or employee benefit plans or programs, if any, at any time after the Closing Date.

         (c) Seller agrees to allow any and all such employees hired by Buyer to continue, from the Closing Date through March 31, 1996, to receive and be included in the medical, dental, supplemental life, basic life and short and long term disability benefit programs and plans which would have been offered to such employees as of January 1, 1996, but for the transactions contemplated by this Agreement by Seller or GTI, provided Buyer reimburses Seller or GTI, as the case may be, for any out of pocket employer contributions or payments of premiums for such plans or programs. Continued inclusion of employees in such plans will be in Buyer's sole discretion.

         7.12     Financial Statements.

         Promptly after the Closing Date, but in no case later than February 15, 1996, Seller shall prepare and deliver to Buyer a balance sheet as of April 28, 1995 and a statement of operations and cash flow for each of the two years then ended, with a report from Coopers & Lybrand on such statements which report will have no modifications or emphasis as to any matter.

         7.13     Accountants Consents.

         During the period beginning on the Closing Date and ending the last date for which such statements would be required to be included in a filing made by Nytest with the Securities and Exchange Commission ("SEC"), GTI will, at its expense, procure and deliver to Nytest, the consent of Coopers & Lybrand to include and incorporate their reports or the Closing Balance Sheet and April Statement in Nytest's filings with the SEC.

         7.14     Computer Purchase Program.

         Buyer will, subject to the consent of the effected employees, withhold the agreed portion of salary under the GTI Computer Purchase Program and remit such sums to Seller's Parent within 5 days of such withholding.

         7.15     Performance of Services.

         Buyer agrees to perform services on Seller's behalf, in connection with warranty claims arising from services performed by Seller prior to the date of Closing. Seller agrees to pay the invoices generated by such warranty work within 30 days. Nothing contained herein shall obligate Buyer to bear the cost of such warranty work except to extent of any reserve on the Closing Balance Sheet, including but not limited to the cost of resampling.

         7.16     Certain Financial Services.

         Seller's Parent agrees, for a period not exceeding 90 days from the Closing to continue processing payments relating to the accounts receivable assigned to Buyer and accounts payable assumed by Buyer. Seller's Parent will remit the cash amount due to such vendors on Buyer's behalf, if it receives prior payment from Buyer.

         7.17     Payments Received.

         Seller and Buyer each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts.

8.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

         8.1      Survival of Representations.

         All representations and warranties contained in this Agreement shall survive the Closing for a period (the "Survival Period") of eighteen (18) months after the Closing Date, except for those related to the representations set forth in Sections 3.16 and 3.25 hereof which shall continue through the applicable statute of limitations and those related to third party claims in connection with Excluded Obligations which shall survive the Closing for a period of twenty-four (24) months.

         8.2      Indemnification by Buyer.

         Each of Buyer and Parent agree, jointly and severally, to indemnify, defend and hold harmless Seller and any Affiliate thereof and any parent, subsidiary or affiliate thereof and all directors, officers, employees and each of the foregoing (the "Seller Group"), at any time after the Closing and during the appropriate Survival Period (except that such indemnification obligations shall continue beyond the Survival Period if a Notice of Claim for indemnification shall be delivered to Parent and Buyer prior thereto, in which case such indemnification obligations shall continue until the claim as to which such notice has been given is resolved and any applicable indemnification obligations have been satisfied), from and against all demands, claims, actions or causes of action, assessments, deficiencies, taxes, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively "Losses"), asserted against, resulting from, imposed upon or incurred by the Seller Group, directly or indirectly, arising out of or in connection with (a) the breach or inaccuracy of any of the representations or warranties of Buyer or Parent made in or pursuant to this Agreement; (b) any breach of any covenant or agreement of Buyer or Parent contained in this Agreement; or (c) any failure to pay any obligation, liability, debt or commitment of the Seller which is an Assumed Obligation or Assumed Liability, whether or not paid by Seller; or (d) any and all obligations, liabilities, debts or commitments in connection with the Assets or the operation of the Business arising after the Closing to the extent that they arise after the Closing and only in respect of such time period.

         8.3      Indemnification by Seller.

         Each of Seller and Seller's Parent agree, jointly and severally, to indemnify, defend and hold harmless Buyer and any parent, subsidiary or affiliate thereof and all directors, officers, employees and representatives of each of the foregoing (the "Buyer Group"), at any time after the Closing and during the appropriate Survival Period (except that such indemnification obligations shall continue beyond the Survival Period if a Notice of Claim for indemnification shall be delivered to Seller and Seller's Parent prior thereto, in which case such indemnification obligations shall continue until the claim as to which such notice has been given is resolved and any applicable indemnification obligations have been satisfied), from and against all Losses asserted against, resulting from, imposed upon or incurred by the Buyer Group or any member thereof, directly or indirectly, arising out of or in connection with (a) the breach or inaccuracy or alleged breach or inaccuracy of any of the representations or warranties of Seller made in or pursuant to this Agreement; (b) any breach of any covenant or agreement of Seller contained in this Agreement; or (c) any obligation, liability, debt or commitment of the Seller which is not an Assumed Obligation or an Assumed Liability (or is an Excluded Obligation), whether or not paid by Buyer.

         8.4      Indemnification Procedure.

         (a) A party agreeing to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party claiming indemnity is referred to as the "Indemnified Party."

         (b) Whenever any claim or threatened claim shall arise for indemnification hereunder, the Indemnified Party shall notify the Indemnifying Party in writing promptly after the Indemnified Party has actual knowledge of the acts constituting the basis for such claim or threatened claim (the "Notice of Claim"), provided, however, that the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to the Indemnified Party otherwise than under this Section 8 or to the extent the Indemnifying Party is not prejudiced as a proximate result of the failure to give such notice promptly. The Notice of Claim shall specify all material facts known to the Indemnified Party giving rise to such indemnification claim and the amount or an estimate of the amount of the liability arising therefrom.

         (c) If the facts giving rise to any such indemnification shall involve any actual, threatened or possible claim or demand by any third party against the Indemnified Party, the Indemnifying Party shall be entitled (without prejudice to the right of the Indemnified Party to participate at its expense through counsel of its own choosing) to contest, defend, compromise or settle (without imposing any liability or obligation on the Indemnified Party) such claim at its expense and through counsel of its own choosing, so long as it gives written notice to the Indemnified Party within forty-five (45) days after receipt of the Notice of Claim (i) of its intention to do so and (ii) of its agreeing to indemnify to the full extent required hereunder the Indemnified Party for such claim hereunder. The Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matter and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof. In the event that the Indemnifying Party does not so elect to defend any such claim, it shall be entitled at its expense to participate in the defense of such claim by the Indemnified Party with counsel of its choosing.

         (d) The Indemnified Party shall not make any settlement of any claim which would give rise to liability on the part of the Indemnifying Party under the indemnity contained in this
                  Section 8 without the prior written consent of the Indemnifying Party. If a firm offer is made to settle a claim or litigation defended by the Indemnified Party and the Indemnifying Party refuses to accept such offer within twenty
                  (20) days after receipt of written notice from the Indemnified Party of the terms of such offer, then, in such event, the Indemnified Party shall continue to contest or defend such claim and shall be indemnified pursuant to the terms hereof. If a firm offer is made to settle a claim or litigation and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party desires to accept and agree to such settlement, but the Indemnified Party elects not to accept or agree to it, the Indemnified Party may continue to contest or defend such claim or litigation and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such claim or litigation shall be limited to and shall not exceed the amount of such settlement offer, plus out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desires to accept such settlement.

         (e) The amount of any Losses for which indemnification is available shall be computed without regard to the tax effect of any such loss or indemnification.

         (f) In the event of payment by an Indemnifying Party to the Indemnified Party as contemplated in this Section 8, the Indemnifying Party shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against any third party relating to such event giving rise to the claim for which the Indemnifying Party shall have made payment to the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party in any reasonable manner in prosecuting any such subrogated right or claim.

         8.5      Limitations on Indemnification.

         (a) No claim may be made against an Indemnifying Party pursuant to its indemnification obligations set forth in Section 8.2 or
                  8.3 hereof unless the aggregate amount of all matters for which such party would (but for this provision) be liable (and of which matters the Indemnified Party followed the provisions of Section 8.4 above) exceeds $100,000 (the "Threshold Amount") and the Indemnified Party's right to indemnification hereunder shall only be with respect to such amounts in excess of the Threshold Amount. For purposes of determining the Threshold Amount and Maximum Amount hereunder, the

                  Indemnifying Party's obligations shall be with respect to the Seller Group as a whole and the Buyer Group as a whole.

         (b) The Indemnifying Party shall not be obligated for any indirect, special or consequential damages or lost profits incurred by the Indemnified Party.

         (c) Neither Buyer and Parent, on the one hand, nor Seller and Seller's Parent, on the other hand, will be liable in the aggregate to the other for indemnification pursuant hereto in excess of the amount of the Purchase Price, as adjusted, (the "Maximum Amount"). To the extent that the payments to the Buyer Group from Seller and Seller's Parent pursuant to this
                  Section 8, in the aggregate, has exceeded the Maximum Amount less the principal amount of the Note, as adjusted, the Seller may offset any such further claims against the principal amount of the Note.

         8.6      Successors.

         The merger, consolidation, liquidation, dissolution or winding up of, or any similar transaction with respect to, the Indemnifying Party shall not affect in any manner the obligations of the Indemnifying Party pursuant to this Section or any other term or provision of this Agreement, and the Indemnifying Party covenants and agrees to make adequate provision for its liabilities and obligations hereunder in the event of any such transaction.

         8.7      Time Action Must be Brought.

         No action may be brought under this Section 8 unless brought eighteen
(18) months from the date of Closing except: (i) actions related to the representation set forth in Section 3.16 and 3.25 which shall be brought by the expiration of the applicable statute of limitation plus one week; and (ii) actions relating to third party claims arising from Excluded Obligations shall be brought within 24 months from the Closing Date.

9.       MISCELLANEOUS PROVISIONS.

         9.1      Amendment.

         This Agreement may be amended, modified or supplemented by the parties hereto only by a written instrument duly signed by or on behalf of the party to be charged therewith.

         9.2      Waiver of Compliance.

         Any failure of Seller, on the one hand, or Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by an authorized officer of Buyer or Seller, respectively, but such waiver or failure to insist upon strict compliance with any such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         9.3      Expenses.

         (a) Except as set forth in paragraph 9.3(b), whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts, and shall pay all other expenses incurred by it incident to the negotiation, preparation, execution and consummation of this Agreement.

         (b) Seller shall bear the cost of fees and expenses charged by Seller's Auditors in connection with the preparation of and report described in Section 7.12. In addition, Buyer and Seller shall bear equally the fees and expenses: (i) Seller's Auditors up to a maximum of $20,000 in connection with performing the procedures set forth in Schedule 2.6; and (ii) Buyer's Auditors up to a maximum of $5,000 in connection with their supervision of the foregoing.

         (c) The provisions of Section 9.3 shall survive any termination of this Agreement.

         9.4      Notices.

         All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered by hand; (ii) four business days subsequent to mailing if mailed by express, certified or registered mail, with postage prepaid, in the continental United States; (iii) two business days subsequent to pick up by such courier if sent by a nationally or internationally recognized overnight courier service that regularly maintains records of items picked up and delivered; or (iv) when transmitted if sent by telecopier, provided that a written acknowledgment of receipt signed by or on behalf of the recipient of the telecopy is transmitted back to the sender by the recipient, as follows:

         If to Seller/or
               Seller's Parent:     Groundwater Technology, Inc.
                                    100 River Ridge Drive
                                    Norwood, MA  02062
                                    Attention:  Chief Financial Officer
                                    Telecopier No.:  (617) 769-7992

         with a copy to:            Groundwater Technology, Inc.
                                    100 River Ridge Drive
                                    Norwood, MA  02062
                                    Attention:  General Counsel
                                    Telecopier No.:  (617) 769-7992


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
         and to:                    Mintz, Levin, Cohn, Ferris, Glovsky & Popeo,
                                      P.C.
                                    One Financial Center
                                    Boston, MA  02111
                                    Attention: Richard Goldman, Esq.
                                    Telecopier No.:  (617) 542-2241

or to such other person or address as Seller shall furnish to Buyer in writing.

         If to Buyer:               NEI/GTEL Environmental Laboratories, Inc.
                                    c/o Nytest Environmental Inc.
                                    60 Seaview Boulevard
                                    Port Washington, NY 11050
                                    Attention:   John Gaspari, President
                                    Telecopier No.:  (516) 625-1274

         with a copy to
            Parent:                 Nytest Environmental Inc.
                                    60 Seaview Boulevard
                                    Port Washington, NY  11050
                                    Attention:  Chief Financial Officer
                                    Telecopier No.:  (516) 625-1274

         and to:                    Herbert H. Sommer, Esq.
                                    600 Old Country Road, Suite 535
                                    Garden City, New York  11530
                                    Telecopier No.:  (516) 228-8211

         and to:                    Horowitz, Klosowski & Scope, P.C.
                                    595 Stewart Avenue, Suite 710
                                    Garden City, NY  11530
                                    Attention:  Eric M. Mencher, Esq.
                                    Telecopier No.:  (516) 222-2665

or to such other person or address as Buyer shall furnish to Seller in writing.

         9.5      Binding Effect; Assignment.

         This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective administrators, legal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations


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
hereunder shall be assigned or assignable by any of the parties hereto without the prior written consent of the other party, except (i) by operation of law,
(ii) that Buyer may freely assign this Agreement or all or any rights or obligations it may have hereunder to a direct or indirect wholly-owned subsidiary of Buyer or Parent, (iii) that Buyer may assign all of its rights but not its obligations under this Agreement to any institution providing financing or re-financing for the transactions contemplated by this Agreement, and (iv) that Seller may assign all of its rights and its obligations under this Agreement to Seller's Parent.

         9.6      Remedies.

         Except that the indemnification provision of Section 8 above is the exclusive remedy for breaches of representations, warranties and covenants as provided therein, the parties acknowledge and agree that each party hereto may seek any remedies in equity or law that may be available to it. Nothing herein shall prevent the Parties from impleading or interpleading the other party at any time in an action brought by a third party relating to what would otherwise have been an indemnifiable claim.

         9.7      Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflict or choice of law.

         9.8      Counterparts.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

         9.9      Headings.

         The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part or affect in any way the meaning or interpretation of this Agreement.

         9.10     Entire Agreement.

         (a) This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, letters of intent, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto or by any Related Person of any party hereto.

         (b) All Exhibits attached hereto, the Disclosure Schedule, any exhibits thereto and all certificates, documents and other instruments delivered or to be delivered pursuant to the terms hereof are hereby expressly made a part of this Agreement as fully as though set forth herein, and all references herein to the terms "this Agreement," "hereunder," "herein," "hereby" or "hereto" shall be deemed to refer to this Agreement and to all such writings.

         9.11     Third Parties.

         Except as specifically set forth or referred to herein, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any person (including but not limited to Seller's employees), firm, partnership or corporation other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         9.12     Severability.

         The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            GTEL ENVIRONMENTAL
                                            LABORATORIES, INC.



                                            By: /s/ Joel Adler
                                                ---------------------------
                                                Name:  Joel Adler
                                                Title: Assistant Treasurer


                                            NEI/GTEL ENVIRONMENTAL
                                            LABORATORIES INC.



                                            By: /s/ John Gaspari
                                                ---------------------------
                                                Name:  John Gaspari
                                                Title: CEO


Agreed as to Section 3A, 7.1 & 8 only.

GROUNDWATER TECHNOLOGY, INC.



By: /s/ Joel Adler
    ---------------------------
    Name:  Joel Adler
    Title: Assistant Treasurer



Agreed as to Section 4A, 7.16 & 8 only.

NYTEST ENVIRONMENTAL INC.


By: /s/ John Gaspari
    ---------------------------
    Name:  John Gaspari
    Title: President




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